                                                                    EXHIBIT 99.1

                                    AGREEMENT

                               AND PLAN OF MERGER

                                  BY AND AMONG

                               QLOGIC CORPORATION,

                             AMINO ACQUISITION CORP.

                                       AND

                       ANCOR COMMUNICATIONS, INCORPORATED


                              --------------------

                                   MAY 7, 2000

                              --------------------

                                Table of Contents

                                                                            Page
                                                                            ----

ARTICLE I    THE MERGER........................................................2

     1.1.     The Merger.......................................................2
     1.2.     Effect of Merger.................................................2
     1.3.     Effective Time...................................................2
     1.4.     Articles of Incorporation; Bylaws................................2
     1.5.     Directors and Officers...........................................3
     1.6.     Taking of Necessary Action; Further Action.......................3
     1.7.     The Closing......................................................3

ARTICLE II   CONVERSION OF SECURITIES..........................................3

     2.1.     Conversion of Securities.........................................3
     2.2.     Stock Options....................................................5
     2.3.     Warrants.........................................................6
     2.4.     Employee Stock Purchase Plan.....................................6
     2.5.     Exchange of Certificates.........................................7

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.....................8

     3.1.     Organization and Qualification...................................8
     3.2.     Capital Stock of Subsidiaries....................................9
     3.3.     Capitalization...................................................9
     3.4.     Authority Relative to this Agreement............................10
     3.5.     No Conflict; Required Filings and Consents......................10
     3.6.     SEC Filings; Financial Statements...............................11
     3.7.     Absence of Changes or Events....................................12
     3.8.     Litigation......................................................12
     3.9.     Title to Properties.............................................12
     3.10.    Certain Contracts...............................................13
     3.11.    Compliance with Law.............................................13
     3.12.    Intellectual Property Rights; Year 2000.........................14
     3.13.    Taxes...........................................................15
     3.14.    Employees.......................................................17
     3.15.    Employee Benefit Plans..........................................17
     3.16.    Environmental Matters...........................................19
     3.17.    Insurance.......................................................20
     3.18.    Foreign Corrupt Practices Act...................................20
     3.19.    Export Control Laws.............................................20
     3.20.    Finders or Brokers..............................................20
     3.21.    Board Recommendation............................................20
     3.22.    Vote Required...................................................21
     3.23.    Opinion of Financial Advisor....................................21
     3.24.    Tax Matters.....................................................21
     3.25.    State Takeover Statutes; Rights Agreement.......................21

                               Table of Contents
                                  (continued)

                                                                            Page
                                                                            ----

     3.26.    Registration Statement; Joint Proxy Statement/Prospectus........21

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF MERGER SUB AND PARENT...........22

     4.1.     Organization and Qualification..................................22
     4.2.     Capitalization..................................................22
     4.3.     Authority Relative to this Agreement............................23
     4.4.     No Conflicts; Required Filings and Consents.....................23
     4.5.     SEC Filings; Financial Statements...............................24
     4.6.     Absence of Changes or Events....................................25
     4.7.     Litigation......................................................25
     4.8.     Compliance with Law.............................................25
     4.9.     Finders or Brokers..............................................25
     4.10.    Tax Matters.....................................................25
     4.11.    Registration Statement; Joint Proxy Statement/Prospectus........26

ARTICLE V   COVENANTS AND AGREEMENTS..........................................26

     5.1.     Conduct of Business of the Company Pending the Merger...........26
     5.2.     Preparation of Registration Statement; Joint Proxy
               Statement/Prospectus; Blue Sky Laws............................29
     5.3.     Company Shareholder and Parent Stockholder Meetings.............29
     5.4.     Additional Agreements, Cooperation..............................30
     5.5.     Publicity.......................................................30
     5.6.     No Solicitation.................................................30
     5.7.     Access to Information...........................................32
     5.8.     Notification of Certain Matters.................................32
     5.9.     Resignation of Officers and Directors...........................32
     5.10.    Indemnification.................................................33
     5.11.    Shareholder Litigation..........................................34
     5.12.    Employee Benefit Plans..........................................34
     5.13.    Determination of Optionholders and Warrantholders...............35
     5.14.    Preparation of Tax Returns......................................35
     5.15.    Pooling Affiliates..............................................35
     5.16.    Pooling Actions.................................................36
     5.17.    Tax-Free Reorganization.........................................36
     5.18.    SEC Filings; Compliance.........................................36
     5.19.    Listing of Additional Shares....................................36
     5.20.    Rights Agreement................................................36

ARTICLE VI   CONDITIONS TO CLOSING............................................36

     6.1.     Conditions to Each Party's Obligation to Effect the Merger......36
     6.2.     Conditions to Obligations of Parent.............................37
     6.3.     Conditions to Obligations of the Company........................38

                               Table of Contents
                                  (continued)
                                                                            Page
                                                                            ----

ARTICLE VII  TERMINATION......................................................39

     7.1.     Termination.....................................................39
     7.2.     Effect of Termination...........................................41
     7.3.     Fees and Expenses...............................................41

ARTICLE VIII MISCELLANEOUS....................................................43

     8.1.     Nonsurvival of Representations and Warranties...................43
     8.2.     Waiver..........................................................43
     8.3.     Attorneys' Fees.................................................43
     8.4.     Notices.........................................................43
     8.5.     Counterparts....................................................44
     8.6.     Interpretation; Construction....................................44
     8.7.     Amendment.......................................................44
     8.8.     No Third Party Beneficiaries....................................44
     8.9.     Governing Law...................................................45
     8.10.    Entire Agreement................................................45
     8.11.    Validity........................................................45


EXHIBITS

EXHIBITS
--------

A    Stock Option Agreement
B    Voting Agreement
C    Certificate of Merger
D    Form of Company Affiliate Letter
E    Form of Parent Affiliate Letter

                                                                    EXHIBIT 99.1

                          AGREEMENT AND PLAN OF MERGER

         This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated May 7, 2000, is made and entered into by and among QLogic Corporation, a Delaware corporation ("Parent"), Amino Acquisition Corp., a Minnesota corporation and wholly owned subsidiary of Parent ("Merger Sub"), and Ancor Communications, Incorporated, a Minnesota corporation (the "Company"). Merger Sub and the Company are sometimes collectively referred to as the "Constituent Corporations."

                                   WITNESSETH:

         WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have determined that it is advisable and in the best interests of the respective corporations and their shareholders that Merger Sub be merged with and into the Company in accordance with the Minnesota Business Corporation Act (the "MBCA") and the terms of this Agreement, pursuant to which the Company will be the surviving corporation and will be a wholly owned subsidiary of Parent (the "Merger"); and

         WHEREAS, for financial reporting purposes the parties intend that the Merger shall be accounted for as a "pooling of interests." The Company believes, after consultation with its independent accountants, KPMG LLP, that the Company will qualify as a party to a pooling-of-interests transaction under Opinion 16 of the Accounting Principles Board and applicable rules and regulations of the Securities and Exchange Commission (collectively, "Opinion 16"), and shall provide to Parent an opinion letter from its independent accountants, KPMG LLP, addressed to the Company, stating that, based on its familiarity with the Company, the Company will qualify as a party to a pooling-of-interests transaction under Opinion 16. Parent believes, after consultation with its independent accountants, KPMG LLP, that Parent will qualify as a party to a pooling-of-interests transaction under Opinion 16, and shall provide to the Company an opinion letter from its independent accountants, KPMG LLP, addressed to Parent, stating that, as of the date of such letter, based on its familiarity with Parent, Parent will qualify as a party to a pooling-of-interests transaction under Opinion 16; and

         WHEREAS, for United States federal income tax purposes, the parties intend that the Merger shall qualify as a "reorganization" under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement constitute a "plan of reorganization" within the meaning of the Code; and

         WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants, and agreements in connection with, and establish various conditions precedent to, the Merger; and

         WHEREAS, as a condition to, and immediately after the execution of, this Agreement, Parent and the Company are concurrently entering into a Stock Option Agreement (the "Company Option Agreement"), in substantially the form attached hereto as Exhibit A, pursuant to which the Company will grant Parent an option exercisable upon the occurrence of certain events;

         WHEREAS, as a condition to, and upon the execution of, this Agreement, certain officers of the Company are entering into employment agreements with the Company, and the Chief Executive Officer of the Company is entering into a consulting agreement with Parent; and

         WHEREAS, as an inducement to Parent to enter into this Agreement, certain shareholders of the Company are concurrently herewith entering into a Voting Agreement (the "Voting Agreement") in substantially the form attached hereto as Exhibit B, whereby each such shareholder agrees to vote in favor of the Merger and all other transactions contemplated by this Agreement.

         NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in this Agreement and in the Articles of Merger (as defined in Section 1.3 hereof), the parties hereto, intending to be legally bound, agree as follows:

                                   ARTICLE I
                                   THE MERGER

         1.1. The Merger. At the Effective Time (as defined in Section 1.3 hereof), subject to the terms and conditions of this Agreement and the Articles of Merger (as defined in Section 1.3 hereof), Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. The Company, in its capacity as the corporation surviving the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

         1.2. Effect of Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of the MBCA. Without limiting the generality of the foregoing, the Surviving Corporation shall succeed to and possess all the properties, rights, privileges, immunities, powers, franchises and purposes, and be subject to all the duties, liabilities, debts, obligations, restrictions and disabilities, of the Constituent Corporations, all without further act or deed.

         1.3. Effective Time. Subject to the terms and conditions of this Agreement, the parties hereto will cause the Articles of Merger, the form of which is attached hereto as Exhibit C (the "Articles of Merger") to be executed, delivered and filed with the Secretary of State of the State of Minnesota in accordance with the applicable provisions of the MBCA at the time of the Closing (as defined in Section 1.7 hereof). The Merger shall become effective upon filing of the Articles of Merger with the Secretary of State of the State of Minnesota, or at such later time as may be agreed to by the parties and set forth in the Articles of Merger. The time of effectiveness is herein referred to as the "Effective Time." The day on which the Effective Time shall occur is herein referred to as the "Effective Date."

         1.4. Articles of Incorporation; Bylaws. From and after the Effective Time and until further amended in accordance with applicable law, the Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation, as amended as set forth in an exhibit to the Articles of Merger. From and after the Effective Time and until further amended in accordance with law, the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

         1.5. Directors and Officers. From and after the Effective Time, the directors of the Surviving Corporation shall be the persons who were the directors of Merger Sub immediately prior to the Effective Time, and the officers of the Surviving Corporation shall be the persons who were the officers of Merger Sub immediately prior to the Effective Time. Said directors and officers of the Surviving Corporation shall hold office for the term specified in, and subject to the provisions contained in, the Articles of Incorporation and Bylaws of the Surviving Corporation and applicable law. If, at or after the Effective Time, a vacancy shall exist on the Board of Directors or in any of the offices of the Surviving Corporation, such vacancy shall be filled in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation.

         1.6. Taking of Necessary Action; Further Action. Parent, Merger Sub and the Company, respectively, shall each use its or their commercially reasonable best efforts to take all such action as may be necessary or appropriate to effectuate the Merger under the MBCA at the time specified in Section 1.3 hereof. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all properties, rights, privileges, immunities, powers and franchises of either of the Constituent Corporations, the officers of the Surviving Corporation are fully authorized in the name of each Constituent Corporation or otherwise to take, and shall take, all such lawful and necessary action.

         1.7. The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Stradling Yocca Carlson & Rauth, P.C., 660 Newport Center Drive, Suite 1600, Newport Beach, California, within three business days after the date on which the last of the conditions set forth in Article VI shall have been satisfied or waived, or at such other place and on such other date as is mutually agreeable to Parent and the Company (the "Closing Date"). The Closing will be effective as of the Effective Time.

                                   ARTICLE II
                            CONVERSION OF SECURITIES

         2.1. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the holder of any shares of Company Common Stock (as defined below) or the holder of any options, warrants or other rights to acquire or receive shares of Company Common Stock, the following shall occur:

              (a) Conversion of Company Common Stock. At the Effective Time, each share of common stock, par value $.01 per share, of the Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 2.1(b) and any Dissenting Shares (as defined in Section 2.1(g) below)) will be canceled and extinguished and be converted automatically into the right to receive 0.5275 shares (the "Exchange Ratio") of common stock, par value $.001 per share, of the Parent (the "Parent Common Stock"). All references in this Agreement to Parent Common Stock to be issued pursuant to the Merger shall be deemed to include the corresponding rights to purchase shares of Parent Common Stock pursuant to the Parent SRP Plan (defined in Section 4.2 hereof), except where the context otherwise requires.

              (b) Cancellation of Company Common Stock Owned by Parent or Company. At the Effective Time, all shares of Company Common Stock that are owned by the Company as treasury stock and each share of Company Common Stock owned by Parent or any direct or indirect


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

wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

              (c) Company Stock Option Plans. At the Effective Time, the Company's 1990 Stock Plan, 1994 Long-Term Incentive and Stock Option Plan and the Company's Non-Employee Director Stock Option Plan (collectively, the "Company Stock Option Plans") and all options to purchase Company Common Stock then outstanding under the Company Stock Option Plans shall be assumed by Parent in accordance with Section 2.2 hereof.

              (d) Capital Stock of Merger Sub. At the Effective Time, each share of common stock, $.01 par value, of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $.01 par value, of the Surviving Corporation, and the Surviving Corporation shall be a wholly owned subsidiary of Parent. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

              (e) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted in the event of (i) any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), reorganization, recapitalization, combination, exchange of shares, adjustment or other like change with respect to Parent Common Stock or Company Common Stock occurring after the date hereof and prior to the Effective Time or (ii) any increase in the number of shares of Company Common Stock on a fully diluted, as-converted basis (i.e., assuming issuance of all shares of Common Stock issuable upon the exercise or conversion of all securities outstanding immediately prior to the Effective Time which are convertible into or exercisable for shares of Company Common Stock, whether or not vested), other than increases resulting from transactions permitted in
Section 5.1 hereof, so as to provide holders of Company Common Stock and Parent the same economic effect as contemplated by this Agreement prior to such stock split, reverse split, stock dividend, reorganization, recapitalization, combination, exchange of shares, adjustment or like change or increase.

              (f) Fractional Shares. No fraction of a share of Parent Common Stock will be issued, but in lieu thereof each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall receive from Parent an amount of cash without interest (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the closing sale price for a share of Parent Common Stock on the Nasdaq National Market on the trading day immediately prior to the Effective Time.

              (g) Dissenting Shares. (i) Notwithstanding anything in this Agreement to the contrary, if Section 302A.471 of the MCBA shall be applicable to the Merger, shares of Company Common Stock that are issued and outstanding prior to the Effective Date and which are held by shareholders who (A) have not voted such shares in favor of the Merger, (B) shall have delivered, prior to any vote on the Merger, a written demand for the fair value of such shares in the manner provided in Section 302A.473 of the MBCA and (C) as of the Effective Time, shall not have effectively withdrawn or lost such right to dissenters' rights ("Dissenting Shares"), shall not be converted into or represent a right to receive the shares of Parent Common Stock pursuant to Section 2.1 hereof, but the holders thereof shall be entitled only to such rights as are granted by
Section 302A.473 of the MBCA. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Sections 302A.471 and 302A.473 of the MBCA shall receive payment therefor from the Surviving Corporation in accordance with the MBCA; provided, however, that if any such holder of Dissenting Shares shall have effectively withdrawn such holder's demand for appraisal of such shares or lost such holder's right to appraisal and payment of such shares under Section 302A.473 of the MBCA, such holder or holders (as the case may be) shall forfeit the right of appraisal of such shares and each such share shall thereupon be deemed to have been canceled, extinguished and converted, as of the Effective Time, into and represent the right to receive payment from the Surviving Corporation of the applicable shares of Parent Common Stock, as provided in
Section 2.1 hereof.

                  (ii) The Company shall give Parent (A) prompt notice of any written demand for fair value, any withdrawal of a demand for fair value and any other instrument served pursuant to Section 302A.473 of the MBCA received by the Company, and (B) the opportunity to direct all negotiations and proceedings with respect to demands for fair value under Section 302A.473 of the MBCA. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demand for fair value or offer to settle or settle any such demand.

         2.2. Stock Options.

              (a) At the Effective Time, each outstanding option to purchase shares of Company Common Stock under the Company Stock Option Plans (each, a "Company Option"), whether vested or unvested immediately prior to the Effective Time, shall be assumed by Parent and converted into an option (each, a "Parent Option") to acquire, on substantially the same terms and conditions, including but not limited to any performance criteria with respect to the Company's business operations set forth in the applicable stock option agreements as were applicable under such Company Option, the number of whole shares of Parent Common Stock equal to the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, as adjusted pursuant to Section 2.1(e) above (rounded down to the nearest whole number of shares of Parent Common Stock), and the per share exercise price of the shares of Parent Common Stock issuable upon exercise of such Parent Option shall be equal to the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time divided by the Exchange Ratio, as adjusted pursuant to Section 2.1(e) above (rounded up to the nearest whole cent). Other than pursuant to the terms of existing commitments (all of which commitments are identified in Section 2.2 of the Company Disclosure Letter (as defined in the preamble to Article III hereof)), the Company shall not, and shall cause any Company Stock Option Plan administrator not to, take any action prior to the Effective Time that will extend the exercise period of any Company Option or cause the vesting period of any Company Option to accelerate under any circumstances, regardless of whether such circumstances are to occur before or after the Effective Time, or otherwise amend the terms of outstanding Company Options.

              (b) All outstanding rights of the Company which it may hold immediately prior to the Effective Time to repurchase unvested shares of Company Common Stock (the "Repurchase Options") shall continue in effect following the Merger and shall continue to be exercisable by the Parent upon the same terms and conditions in effect immediately prior to the Effective Time, except that the shares purchasable pursuant to the Repurchase Options and the purchase price per shall be adjusted to reflect the conversion to Parent Common Stock and the Exchange Ratio.


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

              (c) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Parent Options and to file all documents required to be filed to cause the shares of Parent Common Stock issuable upon exercise of the Parent Options to be listed on the Nasdaq National Market. As soon as practicable after the Effective Time, but no later than five business days after the Effective Time, Parent shall file a registration statement with the U.S. Securities and Exchange Commission (the "SEC") on Form S-8 (or any successor form) or another appropriate form with respect to the Parent Common Stock subject to such Parent Options, and shall use all commercially reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Parent Options remain outstanding. As soon as practicable after the Effective Time, Parent shall inform in writing the holders of Company Options of their rights pursuant to the Company Stock Option Plans and the agreements evidencing the grants of such Company Options shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 2.2(a) hereof), after giving effect to the Merger and the assumption by Parent of the Company Options as set forth herein.

              (d) In the case of any Company Option to which Section 421 of the Code applies by reason of Section 422 of the Code ("Incentive Stock Options"), the option exercise price, the number of shares of Parent Common Stock purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code.

              (e) Parent will make good faith efforts to ensure, to the extent permitted by the Code and to the extent required by and subject to the terms of any such Incentive Stock Options, that Company Options which qualified as Incentive Stock Options prior to the Closing Date continue to qualify as Incentive Stock Options of Parent after the Closing.

         2.3. Warrants. At the Effective Time, each warrant to purchase shares of Company Common Stock outstanding immediately prior to the Effective Date (each, a "Company Warrant") shall be assumed by Parent and converted into a warrant (each a "Parent Warrant") to acquire, on substantially the same terms and conditions, the number of whole shares of Parent Common Stock equal to the number of shares of Company Common Stock that were issuable upon exercise of such Company Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, as adjusted pursuant to Section 2.1(e) above (rounded down to the nearest whole number of shares of Parent Common Stock), and the per share exercise price of the shares of the Parent Common Stock issuable upon exercise of such Parent Warrant shall be equal to the exercise price per share of Company Common Stock at which such Company Warrant was exercisable immediately prior to the Effective Time divided by the Exchange Ratio, as adjusted pursuant to
Section 2.1(e) above (rounded up to the nearest whole cent). Other than pursuant to the terms of existing commitments (all of which commitments are identified in Section 2.3 of the Company Disclosure Letter), the Company shall not take any action prior to the Effective Time that will extend the exercise period of any Company Warrant or otherwise amend the terms of outstanding Company Warrants.

         2.4. Employee Stock Purchase Plan. The parties acknowledge that the Company's 1995 Employee Stock Purchase Plan, as amended (the "ESPP"), shall continue to operate in accordance with its terms following the execution of this Agreement, except as provided below. Unless previously terminated, effective as of the date of approval of the Merger by the shareholders of the Company, each outstanding purchase right to be exercised in accordance with the ESPP, the Company shall cause the ESPP to terminate, and no purchase rights shall be subsequently granted or exercised under the ESPP. The Company shall take all actions necessary to ensure that the ESPP will not be amended or modified in any respect after the date hereof, except to effect the terms of this Section 2.4. Notwithstanding the foregoing, the Company shall cause such amendments to be made to the ESPP such that, following such amendments, the operation of the ESPP will not cause "pooling-of-interests" accounting treatment to be unavailable for the transactions contemplated by the Agreement.

         2.5. Exchange of Certificates.

              (a) Prior to the Effective Time, Parent shall designate a commercial bank, trust company or other financial institution, which may include Parent's stock transfer agent, to act as exchange agent ("Exchange Agent") in the Merger.

              (b) Promptly after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article II, (i) the aggregate number of shares of Parent Common Stock issuable pursuant to Section
2.1 in exchange for outstanding shares of Company Common Stock, and (ii) cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to Section 2.1(f) (the "Exchange Fund").

              (c) Promptly, and in any event no later than ten business days after the Effective Time, the Parent shall cause to be mailed to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates")
(i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and shall be in such form and have such other provisions as Parent may reasonably specify and which shall be reasonably acceptable to the Company) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock (and cash in lieu of fractional shares). Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange a certificate representing the number of whole shares of Parent Common Stock, plus cash in lieu of fractional shares in accordance with Section 2.1(f), to which such holder is entitled pursuant to Section 2.1, and the Certificate so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 2.5, each Certificate that, prior to the Effective Time, represented shares of Company Common Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the right to receive the number of full shares of Parent Common Stock into which such shares of Company Common Stock shall have been so converted and the right to receive an amount of cash in lieu of the issuance of any fractional shares in accordance with Section 2.1(f).

              (d) No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock.

              (e) None of Parent, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Company Common Stock for any amount properly delivered to a public official in compliance with any abandoned property, escheat or similar law.

              (f) At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. From and after the Effective Time, the holders of certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided in this Agreement or by law.

              (g) Subject to any applicable escheat or similar laws, any portion of the Exchange Fund that remains unclaimed by the former shareholders of the Company for one year after the Effective Time shall be delivered by the Exchange Agent to Parent, upon demand of Parent, and any former shareholders of the Company shall thereafter look only to Parent for satisfaction of their claim for certificates representing shares of Parent Common Stock in exchange for their shares of Company Common Stock pursuant to the terms of Section 2.1 hereof.

              (h) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact, in form and substance reasonably acceptable to the Exchange Agent, by the person claiming such Certificate to be lost, stolen or destroyed, and complying with such other conditions as the Exchange Agent may reasonably impose (including the execution of an indemnification undertaking or the posting of an indemnity bond or other surety in favor of the Exchange Agent and Parent with respect to the Certificate alleged to be lost, stolen or destroyed), the Exchange Agent will deliver to such person, such shares of Parent Common Stock and cash in lieu of fractional shares, if any, as may be required pursuant to Section 2.1.

                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Merger Sub and Parent that the statements contained in this Article III are true and correct, except as set forth in the letter delivered by the Company to Merger Sub on the date hereof (the "Company Disclosure Letter") (which Company Disclosure Letter sets forth the exceptions to the representations and warranties contained in this Article III under captions referencing the Sections to which such exceptions apply):

         3.1. Organization and Qualification. Each of the Company and its Subsidiaries (as defined below) is a company duly incorporated, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its incorporation and each such entity has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to carry on its business as it is now being conducted, and is qualified to conduct business, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except for failures to be so qualified that would not, individually or in the aggregate, have a Company Material Adverse Effect (as defined below). Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its Articles of Incorporation or other applicable charter document (any such document of any business entity hereinafter referred to as its "Charter Document") or its Bylaws, or other applicable organizational document (any such documents of any business entity hereinafter referred to as its "Governing Document"). The Company has delivered to Merger Sub accurate and complete copies of the respective Charter Documents and Governing Documents, as currently in effect, of each of the Company and its Subsidiaries. As used in this Agreement, the term "Company Material Adverse Effect" means any change, effect, event or condition that (i) has a material adverse effect on the assets, business or financial condition of the Company and its Subsidiaries, taken as a whole (other than any such change, effect, event or condition that arises as a result of the transactions contemplated hereby), or (ii) would prevent or materially impair the Company's ability to consummate the transactions contemplated hereby. As used in this Agreement, the term "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions.

         3.2. Capital Stock of Subsidiaries. Neither the Company nor any of its Subsidiaries owns, controls or holds with the power to vote, directly or indirectly, of record, beneficially or otherwise, any share of capital stock or any equity or ownership interest in any company, corporation, partnership, association, joint venture, business, trust or other entity, except for the Subsidiaries described in the Company SEC Reports (as defined in Section 3.6(a) hereof) or listed in Section 3.2 of the Company Disclosure Letter, and except for ownership of securities in any publicly traded company held for investment by the Company or any of its Subsidiaries and comprising less than five percent of the outstanding stock of such company. Except as set forth in Section 3.2 of the Company Disclosure Letter, the Company is directly or indirectly the record and beneficial owner of all of the outstanding shares of capital stock of each of its Subsidiaries and no equity securities of any of such Subsidiaries are or may be required to be issued by reason of any options, warrants, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock of any such Subsidiary, and there are no contracts, commitments, understandings or arrangements by which the Company or any such Subsidiary is bound to issue, transfer or sell any shares of such capital stock or securities convertible into or exchangeable for such shares. Other than as set forth in
Section 3.2 of the Company Disclosure Letter, all of such shares so owned by the Company are validly issued, fully paid and nonassessable and are owned by it free and clear of any claim, lien, pledge, security interest or other encumbrance of any kind (collectively "Liens") with respect thereto other than restrictions on transfer pursuant to applicable securities laws.

         3.3. Capitalization. The authorized capital stock of the Company consists of 40,000,000 shares of Company Common Stock, $.01 par value per share, and 5,000,000 shares of preferred stock, $.01 par value per share (of which 400,000 shares are designated Series D Junior Participating Preferred Stock) (the "Company Preferred Stock"). As of the close of business on May 5, 2000 (the "Company Measurement Date"), (a) 29,289,786 shares of Company Common Stock were issued and outstanding, (b) no shares of Company Preferred Stock were issued and outstanding, (c) the Company had no shares of Company Common Stock held in its treasury, (d) 4,621,887 shares of Company Common Stock were reserved for issuance under the Company Stock Option Plans and the ESPP, (e) Company Options to purchase 3,387,419 shares of Company Common Stock in the aggregate had been granted and remained outstanding under the Company Stock Option Plans, (f) Company Warrants to purchase 1,505,169 shares of Company Common Stock were outstanding, (g) rights (the "Preferred Rights") to purchase 292,898 shares of Series D Junior Participating

Preferred Stock pursuant to the Company Rights Agreement (as defined in Section 3.25) were issued and outstanding, and (h) except for the Company Options, Company Warrants, Preferred Rights and rights to the issuance of shares of Company Common Stock under the ESPP, there were no outstanding Rights (defined below). Except as permitted by Section 5.1(b), since the Company Measurement Date, no additional shares in the Company have been issued and no Rights have been granted. Except as described in the preceding sentence or as set forth in
Section 3.3 of the Company Disclosure Letter, the Company has no outstanding bonds, debentures, notes or other securities or obligations the holders of which have the right to vote or which are convertible into or exercisable for securities having the right to vote on any matter on which any shareholder of the Company has a right to vote. All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. There are not as of the date hereof any existing options, warrants, stock appreciation rights, stock issuance rights, calls, subscriptions, convertible securities or other rights which obligate the Company or any of its Subsidiaries to issue, exchange, transfer or sell any shares of the capital stock of the Company or any of its Subsidiaries, other than rights to purchase shares of Series D Junior Participating Preferred Stock pursuant to the Company Rights Agreement, Company Common Stock issuable under the Company Stock Option Plans, Company Warrants, Preferred Rights and the ESPP, or awards granted pursuant thereto (collectively, "Rights"). As of the date hereof, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, reprice, redeem or otherwise acquire any shares of the capital stock of the Company or any of its Subsidiaries. As of the date hereof, there are no outstanding contractual obligations of the Company to vote or to dispose of any shares of the capital stock of any of its Subsidiaries.

         3.4. Authority Relative to this Agreement. The Company has the requisite corporate power and authority to execute and deliver, and perform its obligations under, this Agreement and the Company Option Agreement and, subject to obtaining the necessary approval of its shareholders, to consummate the Merger and the other transactions contemplated hereby and thereby under applicable law. The execution and delivery of this Agreement and the Company Option Agreement and the consummation of the Merger and other transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Company Option Agreement or to consummate the Merger or other transactions contemplated hereby and thereby (other than approval by the Company's shareholders required by applicable law). This Agreement and the Company Option Agreement have been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, each constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors rights generally or by general equitable principles.

         3.5. No Conflict; Required Filings and Consents.

              (a) Assuming that all filings, permits, authorizations, consents and approvals or waivers thereof have been duly made or obtained as contemplated by Section 3.5(b) hereof, neither the execution and delivery of this Agreement or the Company Option Agreement by the Company nor the consummation of the Merger or other transactions contemplated hereby or thereby nor compliance by the Company with any of the provisions hereof will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or suspension of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of (x) their respective Charter Documents or Governing Documents, (y) any note, bond, charge, lien, pledge, mortgage, indenture or deed of trust to which the Company or any such Subsidiary is a party or to which they or any of their respective properties or assets may be subject, or (z) any license, lease, agreement or other instrument or obligation to which the Company or any such Subsidiary is a party or to which they or any of their respective properties or assets may be subject, or (ii) violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, except, in the case of clauses (i) (y) and (z) and (ii) above, for such violations, conflicts, breaches, defaults, terminations, suspensions, accelerations, rights of termination or acceleration or creations of liens, security interests, charges or encumbrances which would not, individually or in the aggregate, have a Company Material Adverse Effect.

              (b) No filing or registration with or notification to and no permit, authorization, consent or approval of any court, commission, governmental body, regulatory authority, agency or tribunal wherever located (a "Governmental Entity") is required to be obtained, made or given by the Company in connection with the execution and delivery of this Agreement or the Company Option Agreement or the consummation by the Company of the Merger or other transactions contemplated hereby or thereby except (i) (A) the filing of the Articles of Merger as provided in Section 1.3 hereof, (B) in connection with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (C) the filing of the Joint Proxy Statement/Prospectus (as defined in Section 3.26 hereof) and such reports under Sections 13(a), 13(d), 15(d) or 16(a) with the SEC in accordance with the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act") and the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), as may be required in connection with this Agreement, the Company Option Agreement and the transactions contemplated hereby or thereby, or (D) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any country other than the United States, or (ii) where the failure to obtain any such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a Company Material Adverse Effect.

         3.6. SEC Filings; Financial Statements.

              (a) The Company has filed all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 1997 to the date hereof (collectively, as supplemented and amended since the time of filing, the "Company SEC Reports") with the SEC. The Company SEC Reports (i) were prepared in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representation in clause (ii) of the preceding sentence does not apply to any misstatement or omission in any Company SEC Report filed prior to the date of this Agreement which was superseded by a subsequent Company SEC Report filed prior to the date of this Agreement. No Subsidiary of the Company is required to file any report, form or other document with the SEC.

              (b) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and its Subsidiaries included or incorporated by reference in such Company SEC Reports (collectively, the "Financial Statements") have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be otherwise indicated in the notes thereto) and present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its Subsidiaries on a consolidated basis at the respective dates and for the respective periods indicated (except, in the case of all such financial statements that are interim financial statements, for footnotes and normal year-end adjustments).

              (c) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether absolute, accrued, unmatured, contingent or otherwise whether due or to become due, known or unknown, or any unsatisfied judgments or any leases of personalty or realty or unusual or extraordinary commitments that are required to be shown on the face of a balance sheet or disclosed in notes to financial statements under United States generally accepted accounting principles, except (i) liabilities recorded on the Company's balance sheet at December 31, 1999 (the "Balance Sheet") included in the financial statements referred in Section 3.6(a) hereof and the notes thereto, or (ii) liabilities or obligations incurred since December 31, 1999 (whether or not incurred in the ordinary course of business and consistent with past practice) that would not, individually or in the aggregate, have a Company Material Adverse Effect.

         3.7. Absence of Changes or Events. Except as set forth in Section 3.7 of the Company Disclosure Letter or in the Company SEC Reports, since December 31, 1999 through the date of this Agreement, the Company and its Subsidiaries have not incurred any liability or obligation that has resulted or would reasonably be expected to result in a Company Material Adverse Effect, and there has not been any change in the business, financial condition or results of operations of the Company or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and the Company and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices.

         3.8. Litigation. Except as disclosed in the Company SEC Reports or as set forth in Section 3.8 of the Company Disclosure Letter, there is no (a) claim, action, suit or proceeding pending or, to the Knowledge (as defined in Section 8.6 hereof) of the Company or any of its Subsidiaries, threatened against or relating to the Company or any of its Subsidiaries, or (b) outstanding judgment, order, writ, injunction or decree (collectively, "Orders"), or application, request or motion therefor, in a proceeding to which the Company, any Subsidiary of the Company or any of their respective assets was or is a party except actions, suits, proceedings or Orders that, individually or in the aggregate, has not had or would not reasonably be expected to have a Company Material Adverse Effect, and neither the Company nor any Subsidiary is in default in any material respect with respect to any such Order.

         3.9. Title to Properties. The Company does not own any real property. The Company has heretofore made available to Parent correct and complete copies of all leases, subleases and other agreements (collectively, the "Real Property Leases") under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property or facility (the "Leased Real Property"), including without limitation all modifications, amendments and supplements thereto. Except in each case where the failure would not, individually or in the aggregate, have a Company Material Adverse Effect or except as otherwise set forth in Section 3.9 of the Company Disclosure Letter, (i) the Company or one of its Subsidiaries has a valid leasehold interest in each parcel of Leased Real Property free and clear of all Liens except liens of record and other permitted liens and each Real Property Lease is in full force and effect, (ii) all rent and other sums and charges due and payable by the Company or its Subsidiaries as tenants thereunder are current in all material respects, (iii) no termination event or condition or uncured default of a material nature on the part of the Company or any such Subsidiary or, to the Knowledge of the Company or any such Subsidiary, the landlord, exists under any Real Property Lease, (iv) the Company or one of its Subsidiaries is in actual possession of each Leased Real Property and is entitled to quiet enjoyment thereof in accordance with the terms of the applicable Real Property Lease and applicable law, and (v) the Company and its Subsidiaries own outright all of the personal property (except for leased property or assets for which it has a valid and enforceable right to use) which is reflected on the Balance Sheet, except for property since sold or otherwise disposed of in the ordinary course of business and consistent with past practice and except for liens of record and other permitted liens. Except where the failure would not, individually or in the aggregate, have a Company Material Adverse Effect, the plant, property and equipment of the Company and its Subsidiaries that are used in the operations of their businesses are in good operating condition and repair, subject to ordinary wear and tear, and, subject to normal maintenance, are available for use.

         3.10. Certain Contracts. Neither the Company nor any of its Subsidiaries has breached, or received in writing any claim or notice that it has breached, any of the terms or conditions of (i) any agreement, contract or commitment required to be filed as an exhibit to the Company SEC Reports (including any agreements, contracts or commitments entered into since December 31, 1999 that will be required to be filed by the Company with the SEC in any report), (ii) any agreements, contracts or commitments with manufacturers, suppliers, sales representatives, distributors, or OEM strategic partners of the Company pursuant to which the Company recognized revenues or payments in excess of $200,000 for the twelve-month period ended December 31, 1999, or (iii) any agreements, contracts or commitments containing covenants that limit the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person (as defined in Section 8.6 hereof), or that include any exclusivity provision or involve any restriction on the geographic area in which the Company or any of its Subsidiaries may carry on its business (collectively, "Company Material Contracts"), in such a manner as, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. Section 3.10 of the Company Disclosure Letter lists each Company Material Contract described in clauses (ii) and (iii) of the preceding sentence. Each Company Material Contract that has not expired by its terms is in full force and effect and is the legal, valid and binding obligation of the Company and/or its Subsidiaries, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), except where the failure of such Company Material Contract to be in full force and effect or to be legal, valid, binding or enforceable against the Company and/or its Subsidiaries has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 3.10 of the Company Disclosure Letter, no consent, approval, waiver or authorization of, or notice to any Person is needed in order that each such Company Material Contract shall continue in full force and effect in accordance with its terms without penalty, acceleration or rights of early termination by reason of the consummation of the Merger and the other transactions contemplated by this Agreement.

         3.11. Compliance with Law. Except where the failure would not have a Company Material Adverse Effect, all activities of the Company and its Subsidiaries have been, and are currently being, conducted in compliance in all material respects with all applicable United States federal, state, provincial and local and other foreign laws, ordinances, regulations, interpretations, judgments, decrees, injunctions, permits, licenses, certificates, governmental requirements, and Orders of any court or other Governmental Entity or any nongovernmental self-regulatory agency, and no notice has been received by the Company or any Subsidiary of any claims filed against the Company or any Subsidiary alleging a violation of any such laws, regulations or other requirements which would be required to be disclosed in any Company SEC Report or any New SEC Report (as defined in Section 5.18 hereof). The Company Stock Option Plans and the ESPP have been duly authorized, approved and operated in compliance in all material respects with all applicable securities, corporate and other laws of each jurisdiction in which participants of such plans are located. The Company and its Subsidiaries have all permits, licenses and franchises from Governmental Entities required to conduct their businesses as now being conducted, except for such permits, licenses and franchises the absence of which has not had and would not, individually or in the aggregate, have a Company Material Adverse Effect.

         3.12. Intellectual Property Rights; Year 2000.

              (a) The Company and its Subsidiaries own, or are validly licensed or otherwise possess legally enforceable rights to use, all patents, trademarks, trade names, service marks, domain names and copyrights, any applications for and registrations of such patents, trademarks, trade names, service marks, domain names and copyrights, and all database rights, net lists, processes, formulae, methods, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are necessary to conduct the business of the Company and its Subsidiaries as currently conducted, or presently planned to be conducted, except for such rights the absence of which would not be reasonably expected to have a Company Material Adverse Effect (the "Company Intellectual Property Rights"). The Company and its Subsidiaries have taken all action reasonably necessary to protect the Company Intellectual Property Rights which is customary in the industry, including without limitation, use of reasonable secrecy measures to protect the trade secrets included in the Company Intellectual Property Rights.

              (b) The execution and delivery of this Agreement and consummation of the transactions contemplated hereby will not result in the breach of, or create on behalf of any third party the right to terminate or modify, any material license, sublicense or other agreement relating to the Company Intellectual Property Rights, or any material licenses, sublicenses or other agreements as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any third party patents, trademarks, copyrights or trade secrets ("Company Third Party Intellectual Property Rights"), including software that is used in the manufacture of, incorporated in, or forms a part of any product sold by or expected to be sold by the Company or any of its Subsidiaries, the breach of which would, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect. The Company Disclosure Letter, under the caption referencing this Section 3.12, lists all royalties, license fees, sublicense fees or similar obligations requiring payment in excess of $100,000 per year by the Company or any Subsidiary for any Company Third Party Intellectual Property Rights that are used in the manufacture of, incorporated in, or forms a part of any product sold by or expected to be sold by the Company or any of its Subsidiaries.

              (c) All patents, registered trademarks, service marks, domain names and copyrights which are held by the Company or any of its Subsidiaries, the loss or invalidity of which would reasonably be expected to cause a Company Material Adverse Effect, are valid and subsisting.

The Company (i) has not been sued in any suit, action or proceeding, or received in writing any claim or notice, which involves a claim of infringement or misappropriation of any patents, trademarks, service marks, domain names, copyrights or violation of any trade secret or other proprietary right of any third party; and (ii) has no Knowledge that the manufacturing, marketing, licensing or sale of its products or services infringe upon, misappropriate or otherwise come into conflict with any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party, which infringement, misappropriation or conflict in the cases of clause (i) and (ii) would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no other Person has interfered with, infringed upon, or otherwise come into conflict with any Company Intellectual Property Rights or other proprietary information of the Company or any of its Subsidiaries which has or would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

              (d) Except where the failure to do so would not have a Company Material Adverse Effect, each employee, agent, consultant or contractor who has materially contributed to or participated in the creation or development of any copyrightable, patentable or trade secret material on behalf of the Company, any of its Subsidiaries or any predecessor in interest thereto either: (i) is a party to an agreement under which the Company or such Subsidiary is deemed to be the original owner/author of all property rights therein; or (ii) has executed an assignment or an agreement to assign in favor of the Company, such Subsidiary or such predecessor in interest, as applicable, all right, title and interest in such material.

              (e) The Company and its Subsidiaries have experienced no material disruption or interruption of their business or operations as a result of or related to any of their information systems, data processing and other hardware, software and other systems, facilities, programs and procedures used or sold by the Company or any of its Subsidiaries (collectively, "Information Systems") failing to be Y2K Compliant. "Y2K Compliant" means, with respect to any Information System, that such Information System (i) handles date information involving any and all dates before, during and/or after January 1, 2000, including accepting input, providing output and performing date calculations in whole or in part; (ii) operates accurately without interruption on and in respect of any and all dates before, during and/or after January 1, 2000 and without any change in performance; (iii) responds to and processes two-digit year input without creating any ambiguity as to the century; and (iv) stores and provides date input information without creating any ambiguity as to the century, in each case without utilizing bridges, gateways and the like while still preserving the level of functionality, usability, reliability, efficiency, performance and accessibility of such data and associated programs as existed prior to any modification to such Information System and its constituent elements to make the same Y2K Compliant.

         3.13. Taxes.

              (a) "Tax" or "Taxes" shall mean all United States federal, state, provincial, local or foreign taxes and any other applicable duties, levies, fees, charges and assessments that are in the nature of a tax, including income, gross receipts, property, sales, use, license, excise, franchise, ad valorem, value-added, transfer, social security payments, and health taxes and any deductibles relating to wages, salaries and benefits and payments to subcontractors for any jurisdiction in which the Company or any of its Subsidiaries does business (to the extent required under applicable Tax law), together with all interest, penalties and additions imposed with respect to such amounts.

              (b) Except as set forth in (or resulting from matters set forth in) Section 3.13 of the Company Disclosure Letter or as could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse
Effect:

                  (i) the Company and its Subsidiaries have prepared and timely filed with the appropriate governmental agencies all franchise, income, sales and all other material Tax returns and reports required to be filed on or before the Effective Time (collectively "Returns"), taking into account any extension of time to file granted to or obtained on behalf of the Company and/or its Subsidiaries;

                  (ii) all Taxes of the Company and its Subsidiaries shown on such Returns or otherwise known by the Company to be due or payable have been timely paid in full to the proper authorities, other than such Taxes as are being contested in good faith by appropriate proceedings or which are adequately reserved for in accordance with generally accepted accounting principles;

                  (iii) all deficiencies resulting from Tax examinations of income, sales and franchise and all other material Returns filed by the Company and its Subsidiaries in any jurisdiction in which such Returns are required to be so filed have either been paid or are being contested in good faith by appropriate proceedings;

                  (iv) no deficiency has been asserted or assessed against the Company or any of its Subsidiaries which has not been satisfied or otherwise resolved, and no examination of the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened for any material amount of Tax by any taxing authority;

                  (v) no extension of the period for assessment or collection of any material Tax is currently in effect and no extension of time within which to file any material Return has been requested, which Return has not since been filed;

                  (vi) all Returns filed by the Company and its Subsidiaries are correct and complete in all material respects or adequate reserves have been established with respect to any additional Taxes that may be due (or may become due) as a result of such Returns not being correct or complete;

                  (vii) to the Knowledge of the Company, no Tax liens have been filed with respect to any Taxes;

                  (viii) neither the Company nor any of its Subsidiaries have made since January 1, 1997, and none will make, any voluntary adjustment by reason of a change in their accounting methods for any pre-Merger period;

                  (ix) the Company and its Subsidiaries have made timely payments of the Taxes required to be deducted and withheld from the wages paid to their employees;

                  (x) the Company and its Subsidiaries are not parties to any Tax sharing or Tax matters agreement; and

                  (xi) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is liable to be assessed for or made accountable for any Tax for which any other person or persons may be liable to be assessed or made accountable whether by virtue of the entering into or the consummation of the Merger or by virtue of any act or acts done by or which may be done by or any circumstance or circumstances involving or which may involve any other person or persons.

              (c) The Company and its Subsidiaries are not parties to any agreement, contract, or arrangement that would, as a result of the transactions contemplated hereby, result, separately or in the aggregate, in (i) the payment of any "excess parachute payments" within the meaning of Section 280G of the Code by reason of the Merger or (ii) the payment of any form of compensation or reimbursement for any Tax incurred by any Person arising under Section 280G of the Code.

         3.14. Employees. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, arrangement or labor contract with a labor union or labor organization, whether formal or otherwise. The Company Disclosure Letter, under the caption referencing this Section 3.14, lists all employment, severance and change of control agreements (or any other agreements that may result in the acceleration of outstanding options) of the Company or its Subsidiaries. Each of the Company and its Subsidiaries is in compliance with all applicable laws (including, without limitation, all applicable extension orders) respecting employment and employment practices, terms and conditions of employment, equal opportunity, anti-discrimination laws, and wages and hours, except where such noncompliance has not had and would not, individually or in the aggregate, reasonably be expected to have, a Company Material Adverse Effect. There is no labor strike, slowdown or stoppage pending (or, to the Knowledge of the Company or any of its Subsidiaries, any unfair labor practice complaints, labor disturbances or other controversies respecting employment which are pending or threatened which, if they actually occurred, would reasonably be expected to have a Company Material Adverse Effect) against the Company or any of its Subsidiaries.

         3.15. Employee Benefit Plans.

              (a) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and "Plan" means every plan, fund, contract, program and arrangement (whether written or not) which is maintained or contributed to by the Company and its Subsidiaries for the benefit of present or former employees or with respect to which the Company and its Subsidiaries otherwise has current or potential liability. "Plan" includes any arrangement intended to provide: (i) medical, surgical, health care, hospitalization, dental, vision, workers' compensation, life insurance, death, disability, legal services, severance, sickness, accident, or cafeteria plan benefits (whether or not defined in Section 3(1) of ERISA), (ii) pension, profit sharing, stock bonus, retirement, supplemental retirement or deferred compensation benefits (whether or not tax qualified and whether or not defined in Section 3(2) of ERISA), (iii) bonus, incentive compensation, stock option, stock appreciation right, phantom stock or stock purchase benefits, change in control benefits or (iv) salary continuation, unemployment, supplemental unemployment, termination pay, vacation or holiday benefits (whether or not defined in Section 3(3) of ERISA). The Company Disclosure Letter, under the caption referencing this Section 3.15(a), sets forth all material Plans by name and brief description.

              (b) To the extent required (either as a matter of law or to obtain the intended tax treatment and tax benefits), all Plans comply and have complied with the requirements of ERISA, the Code and other applicable law, except where such noncompliance would not, individually or in the aggregate, have a Company Material Adverse Effect. With respect to the Plans, (i) all required contributions which are due have been made and an accrual required by generally accepted accounting principles has been made on the books and records of the Company or its Subsidiaries for all future contribution obligations; (ii) there are no actions, suits or claims pending, other than routine uncontested claims for benefits; and (iii) there have been no nonexempt prohibited transactions (as defined in Section 406 of ERISA or Section 4975 of the Code), except for such transactions, if any, which have not had and would not, individually or in the aggregate, reasonably be expected to have, a Company Material Adverse Effect. Except as otherwise disclosed in the Company Disclosure Letter under the caption referencing this Section 3.15(b), all benefits under the Plans (other than Code
Section 125 cafeteria plans) are payable either through a fully-funded trust or an insurance contract and no welfare benefit Plan (as defined in Section 3(1) of ERISA) is self-funded.

              (c) Parent has received true and complete copies of (i) all Plan documents, including related trust agreements or funding arrangements; (ii) the most recent determination letter, if any, received by the Company or its Subsidiaries from the Internal Revenue Service (the "IRS") regarding the Plans and any amendment to any Plan made subsequent to any Plan amendments covered by any such determination letter; (iii) current summary plan descriptions; and (iv) annual returns/reports on Form 5500 and summary annual reports for the most recent plan year. To the Knowledge of the Company, nothing has occurred that could materially adversely affect the qualification of the Plans and their related trusts under Section 401(a) of the Code.

              (d) Except as set forth in Section 3.15 of the Company Disclosure Letter, the Company does not maintain or contribute to (and has never contributed to) any multi-employer plan, as defined in Section 3(37) of ERISA. Neither the Company nor any of its Subsidiaries has any actual or potential material liabilities under Title IV of ERISA, including under Section 4201 of ERISA for any complete or partial withdrawal from a multi-employer plan.

              (e) Neither the Company nor any of its Subsidiaries has any actual or potential material liability for death or medical benefits after separation from employment, other than (i) death benefits under the employee benefit plans or programs (whether or not subject to ERISA) set forth in Section 3.15 of the Company Disclosure Letter and (ii) health care continuation benefits described in Section 4980B of the Code.

              (f) Neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers, employees or other "fiduciaries", as such term is defined in Section 3(21) of ERISA, has committed any breach of fiduciary responsibility imposed by ERISA or any other applicable law with respect to the Plans which would subject the Company, Parent or any of their respective directors, officers or employees to any liability under ERISA or any applicable law, except for such breaches, if any, which have not had and would not, individual or in the aggregate, reasonably be expected to have, a Company Material Adverse Effect.

              (g) There are no other trades or businesses (other than Subsidiaries of the Company), whether or not incorporated, which, together with the Company, would be deemed to be a "single employer" within the meaning of Code Sections 414(b), (c) or (m).

              (h) Except with respect to Taxes on benefits paid or provided, no Tax has been waived or excused, has been paid or is owed by any person (including, but not limited to, any Plan, any Plan fiduciary or the Company) with respect to the operations of, or any transactions with respect to, any Plan which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No action has been taken by the Company, nor has there been any failure by the Company to take any action, nor is any action or failure to take action contemplated by the Company (including all actions contemplated under this Agreement), that would subject any person or entity to any liability or Tax imposed by the IRS or DOL in connection with any Plan, except for such liability or Tax that has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No reserve for any Taxes has been established with respect to any Plan by the Company nor has any advice been given to the Company with respect to the need to establish such a reserve, except for such reserves which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

              (i) There are no (i) legal, administrative or other proceedings or governmental investigations or audits, or (ii) complaints to or by any Governmental Entity, which are pending, anticipated or, to the Knowledge of the Company, threatened, against any Plan or its assets, or against any Plan fiduciary or administrator, or against the Company or its officers or employees with respect to any Plan which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

              (j) There are no leased employees, as defined in Section 414(n) of the Code, providing services to the Company or its Subsidiaries, that must be taken into account with respect to the requirements under Section 414(n)(3) of the Code.

              (k) Each Plan may be terminated directly or indirectly by Parent and the Company, in their sole discretion, at any time before or after the Effective Date in accordance with its terms, without causing the Parent or the Company to incur any liability to any person, entity or government agency for any conduct, practice or omission of the Company which occurred prior to the Effective Date, except for (i) liabilities to, and the rights of, the employees thereunder accrued prior to the Effective Date, or if later, the time of termination, (ii) continuation rights required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or other applicable law, and
(iii) liabilities which would not have a Company Material Adverse Effect.

         3.16. Environmental Matters.

              (a) The Company and its Subsidiaries (i) have been in compliance and are presently complying in all material respects with all applicable health, safety and Environmental Laws (defined below), and (ii) have obtained all material permits, licenses and authorizations which are required under all applicable health, safety and Environmental Laws and are in compliance in all material respects with such permits, licenses and authorizations, except in each case for such failure to comply or to obtain permits, licenses or authorizations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, (i) none of the Leased Real Property (including without limitation soils and surface and ground waters) are contaminated with any Hazardous Materials in quantities which require investigation or remediation under Environmental Laws, (ii) neither the Company nor any of its Subsidiaries is liable for any off-site contamination, and (iii) there is no environmental matter which could reasonably be expected to expose the Company or any of its Subsidiaries to a claim to clean-up any Hazardous Materials or otherwise to remedy any pollution or damage at any of the properties utilized in the Company's business under any Environmental Laws, that would, with respect to any of (i), (ii) or (iii) above, be required to be disclosed in the Company SEC Reports.

              (b) For purposes of this Agreement, the term (i) "Environmental Laws" means all applicable United States federal, state, provincial, local and other foreign laws, rules, regulations, codes, ordinances, orders, decrees, directives, permits, licenses and judgments relating to pollution, contamination or protection of the environment (including, without limitation, all applicable United States federal, state, provincial, local and other foreign laws, rules, regulations, codes, ordinances, orders, decrees, directives, permits, licenses and judgments relating to Hazardous Materials in effect as of the date of this Agreement), and (ii) "Hazardous Materials" means any dangerous, toxic or hazardous pollutant, contaminant, chemical, waste, material or substance as defined in or governed by any United States federal, state, provincial, local or other foreign law, statute, code, ordinance, regulation, rule or other requirement relating to such substance or otherwise relating to the environment or human health or safety, including without limitation any waste, material, substance, pollutant or contaminant that might cause any injury to human health or safety or to the environment or might subject the Company or any of its Subsidiaries to any imposition of costs or liability under any Environmental Law.

         3.17. Insurance. The Company is adequately covered by insurance policies currently in force with respect to its business and properties. Except as disclosed in Section 3.17 of the Company Disclosure Letter, there are no claims outstanding under any insurance policy which could, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and, to the Knowledge of the Company or any of its Subsidiaries, neither the Company nor any of its Subsidiaries has failed to give any notice or to present any such claim with respect to its business under any such policy in due and timely fashion, except where such failure would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

         3.18. Foreign Corrupt Practices Act. Neither the Company nor any of its Subsidiaries (nor any person representing the Company or any of its Subsidiaries) has at any time during the last five years (a) made any payment in violation of the Foreign Corrupt Practices Act or similar laws of other countries where the Company engages in business, or (b) made any payment to any foreign, federal or state governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments required or permitted by the laws of the United States or any jurisdiction thereof.

         3.19. Export Control Laws. The Company has conducted its export transactions in accordance in all material respects with applicable provisions of United States export control laws and regulations, including but not limited to the Export Administration Act and implementing Export Administration Regulations.

         3.20. Finders or Brokers. Except for such Persons as set forth in
Section 3.20 of the Company Disclosure Letter, whose fees will be paid by the Company, none of the Company, the Subsidiaries of the Company, the Board of Directors of the Company (the "Company Board") or any member of the Company Board has employed any agent, investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or any commission in connection with the Merger or the other transactions contemplated hereby.

         3.21. Board Recommendation. The Company Board has, at a meeting of such Company Board duly held on May 7, 2000, approved and adopted this Agreement, the Merger, the Company Option Agreement and the other transactions contemplated hereby and thereby, declared the advisability of the Merger and recommended that the shareholders of the Company approve the

Merger and the other transactions contemplated hereby, and has not as of the date hereof rescinded or modified in any respect any of such actions.

         3.22. Vote Required. The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date set for the Company Shareholders Meeting (as defined in Section 3.26 hereof) is the only vote of the holders of any of the Company's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

         3.23. Opinion of Financial Advisor. The Company has received the oral opinion of Goldman, Sachs & Co. on the date of the meeting of the Company Board referenced in Section 3.21 above, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock.

         3.24. Tax Matters. Neither the Company nor, to its Knowledge, any of its affiliates has taken or agreed to take any action, or knows of any circumstances, that (without regard to any action taken or agreed to be taken by Parent or any of its affiliates) would prevent the business combination to be effected by the Merger from constituting a transaction qualifying as a reorganization within the meaning of Section 368 of the Code.

         3.25. State Takeover Statutes; Rights Agreement. The Company Board has taken all actions so that the restrictions contained in Section 302A.673 of the MBCA applicable to a "business combination" (as defined in Section 302A.673 of the MBCA) will not apply to the execution, delivery of performance of this Agreement or the Company Option Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement or by the Company Option Agreement. The Company has taken all actions and completed all amendments, if any, necessary or appropriate so that (a) the Rights Agreement, dated as of November 10, 1998, as amended, between the Company and Norwest Bank Minnesota, N.A. (the "Company Rights Agreement"), is inapplicable to the transactions contemplated by this Agreement or the Company Option Agreement, and (b) the execution of this Agreement or the Company Option Agreement and the consummation of the transactions contemplated hereby or thereby, do not and will not (i) result in Parent being an "Acquiring Person" (as such term is defined in the Company Rights Agreement"), (ii) result in the ability of any person to exercise any Rights under the Company Rights Agreement, (iii) enable or require the "Rights" (as such term is defined in the Company Rights Agreement) to separate from the shares of Company Common Stock to which they are attached or to be triggered or become exercisable, or (iv) otherwise result in the occurrence of a "Distribution Date" or "Shares Acquisition Date" (as such terms are defined in the Company Rights Agreement).

         3.26. Registration Statement; Joint Proxy Statement/Prospectus. The information supplied by the Company for inclusion in the registration statement on Form S-4 (or such other or successor form as shall be appropriate) pursuant to which the shares of Parent Common Stock to be issued in the Merger will be registered with the SEC (the "Registration Statement") shall not at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by the Company for inclusion in the joint proxy statement/prospectus to be sent to the shareholders of Company in connection with the meeting of Company's shareholders to consider the Merger (the "Company Shareholders Meeting") and to the stockholders of Parent in connection with the meeting of Parent's stockholders to consider the Merger (the "Parent Stockholders Meeting") (such joint proxy statement/prospectus as amended or supplemented is referred to herein as the "Joint Proxy Statement/Prospectus") shall not, on the date the Joint Proxy Statement/Prospectus is first mailed to Company's shareholders and the Parent stockholders, at the time of the Company Shareholders Meeting and the Parent Stockholders Meeting and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders Meeting or the Parent Stockholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event or information should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, the Company shall promptly inform Parent. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by Parent or Merger Sub which is contained in any of the foregoing documents.

                                   ARTICLE IV
             REPRESENTATIONS AND WARRANTIES OF MERGER SUB AND PARENT

         Merger Sub and Parent jointly and severally represent and warrant to the Company that the statements contained in this Article IV are true and correct:

         4.1. Organization and Qualification. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with the corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Merger Sub is a corporation validly existing and in good standing under the laws of the State of Minnesota. Each of Merger Sub and Parent is duly qualified or licensed to carry on its business as it is now being conducted, and is qualified to conduct business, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except for failures to be so qualified that would not, individually or in the aggregate, have, or would not reasonably be expected to have, a Parent Material Adverse Effect (as defined below). Neither Parent nor Merger Sub is in violation of any of the provisions of its Charter Document or its Governing Document. As used in this Agreement, the term "Parent Material Adverse Effect" means any change, effect, event or condition that (i) has a material adverse effect on the assets, business or financial condition of Parent and its Subsidiaries, taken as a whole, or (ii) would prevent or materially delay Merger Sub's or Parent's ability to consummate the transactions contemplated hereby.

         4.2. Capitalization. The authorized capital stock of Parent consists of 150,000,000 shares of Parent Common Stock, $.001 par value per share, and 1,000,000 shares of preferred stock, $.001 par value per share (of which 200,000 shares are designated Series A Junior Participating Preferred Stock (the "Parent Preferred Stock"). As of the close of business on May 5, 2000 (the "Parent Measurement Date"), (a) 74,292,949 shares of Parent Common Stock were issued and outstanding, (b) no shares of Parent Preferred Stock were issued and outstanding, (c) 12,855,999 shares of Parent Common Stock were reserved for issuance under the stock-based benefit plans of the Parent (the "Parent Stock Plans"), (d) options to purchase 5,881,970 shares of Parent Common Stock in the aggregate had been granted and remained outstanding under the Parent Stock Plans, and (e) except for the options, rights to acquire shares of Parent Common Stock under Parent's 1998 Employee Stock Purchase Plan (the "Parent ESPP") and rights to acquire shares of Parent Common Stock pursuant to the Rights Agreement, dated as of June 4, 1996, as amended, between Parent and Harris Trust Company of California (the "Parent SRP Plan"), there were no outstanding Parental Rights (as defined below). Since the Parent Measurement Date, no additional shares of Parent Common Stock have been issued and are outstanding, except pursuant to the exercise of options and the Parent ESPP, and no Parental Rights have been granted (other than additional Parent SRP Rights issued upon the issuance of shares of Parent Common Stock). All issued and outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights created by the General Corporation Law of the State of Delaware ("DGCL") or Parent's Charter Document or Governing Document, or any other agreement with the Company. There are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities or other rights which obligate Parent or any of its Subsidiaries to issue, exchange, transfer or sell any shares of capital stock of Parent or any of its Subsidiaries, other than shares of Parent Common Stock issuable under the Parent Stock Plans and the Parent ESPP, or awards granted pursuant thereto, and other than Parent SRP Rights issued upon the issuance of additional shares of Parent Common Stock (collectively, "Parental Rights").

         4.3. Authority Relative to this Agreement. Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver, and to perform its obligations under, this Agreement and the Company Option Agreement and, subject to obtaining the necessary approval of its stockholders, to consummate the Merger and the other provisions contemplated hereby and thereby under applicable law. The execution and delivery by Parent and Merger Sub of this Agreement and the Company Option Agreement, and the consummation of the Merger and the transactions contemplated hereby and thereby, have been duly and validly authorized by the Board of Directors of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or the Company Option Agreement or to consummate the Merger or other transactions contemplated hereby and thereby (other than approval by the Parent's stockholders required by applicable law). This Agreement and the Company Option Agreement have been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement and the Company Option Agreement by the Company, is a valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors rights generally or by general equitable principles. The shares of Parent Common Stock to be issued by Parent pursuant to the Merger, as well as the Parent Options and the shares of Parent Common Stock to be issued upon exercise thereof: (i) have been duly authorized, and, when issued in accordance with the terms of the Merger and this Agreement (or the applicable option agreements), will be validly issued, fully paid and nonassessable and will not be subject to preemptive rights, (ii) will, when issued in accordance with the terms of the Merger and this Agreement (or the applicable option agreements), be registered under the Securities Act, and registered or exempt from registration under applicable United States "Blue Sky" laws, (iii) will, when issued in accordance with the terms of the Merger and this Agreement (or the applicable option agreements), be listed on the Nasdaq National Market and (iv) will be issued free and clear of any Liens.

         4.4. No Conflicts; Required Filings and Consents.

              (a) Neither the execution, delivery or performance of this Agreement by Merger Sub or Parent, nor the consummation of the transactions contemplated hereby, nor compliance by Merger Sub or Parent with any provision hereof will (i) violate, conflict with or result in a breach of any provision of the Charter Documents or Governing Documents of Merger Sub or Parent, (ii) cause a default or give rise to any right of termination, cancellation or acceleration or loss of a material benefit under, or result in the creation of any lien, charge or other encumbrance upon any of the properties or assets of Merger Sub or Parent under any of the terms, conditions or provisions of any note, license, bond, deed of trust, mortgage or indenture, or any other material instrument, obligation or agreement to which Merger Sub or Parent is a party or by which its properties or assets may be bound or (iii) violate any law, judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Merger Sub or Parent or binding upon any of its properties, except for, in the case of clauses (ii) and (iii), such defaults or violations which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

              (b) No filing or registration with or notification to and no permit, authorization, consent or approval of any Governmental Entity is required to be obtained, made or given by Merger Sub or Parent in connection with the execution and delivery of this Agreement or the consummation by Merger Sub of the Merger or other transactions contemplated hereby except (i) (A) in connection with the applicable requirements of the HSR Act, (B) the filing of a Registration Statement (defined in Section 3.26 hereof) with the SEC, in accordance with the Securities Act, as further described in Section 3.26 hereof or (C) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any country other than the United States, or (ii) where the failure to obtain any such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

         4.5. SEC Filings; Financial Statements.

              (a) Parent has filed all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 1997 to the date hereof (collectively, as supplemented and amended since the time of filing, the "Parent SEC Reports") with the SEC. The Parent SEC Reports (i) were prepared in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representation in clause (ii) of the preceding sentence does not apply to any misstatement or omission in any Parent SEC Report filed prior to the date of this Agreement which was superseded by a subsequent Parent SEC Report filed prior to the date of this Agreement.

              (b) The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent and its Subsidiaries included or incorporated by reference in such Parent SEC Reports have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (except as may otherwise be indicated in the notes thereto) and present fairly, in all material respects, the financial position and results of operations and cash flows of Parent and its Subsidiaries on a consolidated basis at the respective dates and for the respective periods indicated (except, in the case of all such financial statements that are interim financial statements, for normal year-end adjustments).

              (c) Neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature, whether absolute, accrued, unmatured, contingent or otherwise, whether due or to become due, known or unknown, or any unsatisfied judgments or any leases of personalty or realty or unusual or extraordinary commitments that are required to be disclosed under United States generally accepted accounting principles, except (i) as set forth in the Parent SEC Reports, (ii) the liabilities recorded on Parent's consolidated balance sheet at December 26, 1999 included in the financial statements referred in Section 4.5(a) hereof and the notes thereto, (iii) liabilities or obligations incurred since December 26, 1999 (whether or not incurred in the ordinary course of business and consistent with past practice) that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, or (iv) liabilities that would not be required by United States generally accepted accounting principles to be disclosed in financial statements or in the notes thereto and that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

         4.6. Absence of Changes or Events. Except as set forth in the Parent SEC Reports, since December 26, 1999 through the date of this Agreement, Parent and its Subsidiaries have not incurred any liability or obligation that has resulted or would reasonably likely be expected to result in a Parent Material Adverse Effect, and there has not been any change in the business, financial condition or results of operations of Parent or any of its Subsidiaries which has had, or is reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and Parent and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices.

         4.7. Litigation. Except as disclosed in the Parent SEC Reports, there is no (i) claim, action, suit or proceeding pending or, to the Knowledge of Parent, threatened against or relating to Parent or any of its Subsidiaries, or
(ii) outstanding Orders, or application, request or motion therefor, in a proceeding to which Parent, any Subsidiary of Parent or any of their respective assets was or is a party except actions, suits, proceedings or Orders that, individually or in the aggregate, has not had or would not reasonably be expected to have a Parent Material Adverse Effect, and neither Parent nor any Subsidiary is in default in any material respect with respect to any such Order.

         4.8. Compliance with Law. All activities of Merger Sub and Parent have been, and are currently being, conducted in compliance in all material respects with all applicable United States federal, state and local and other foreign laws, ordinances, regulations, interpretations, judgments, decrees, injunctions, permits, licenses, certificates, governmental requirements, Orders and other similar items of any court or other Governmental Entity or any nongovernmental self-regulatory agency, and no notice has been received by Parent of any claims filed against either Merger Sub or Parent alleging a violation of any such laws, regulations or other requirements which would be required to be disclosed in the Parent SEC Reports. Merger Sub and Parent have all permits, licenses and franchises from Governmental Entities required to conduct their businesses as now being conducted, except for such permits, licenses and franchises the absence of which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

         4.9. Finders or Brokers. Except for SG Cowen Securities, whose fees will be paid by Parent, none of Parent, Merger Sub, the other Subsidiaries of Parent, the Boards of Directors of Parent and Merger Sub or any member of such Boards of Directors has employed any agent, investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or any commission in connection with the Merger or the other transactions contemplated hereby.

         4.10. Tax Matters. Neither Parent nor, to its Knowledge, any of its affiliates has taken or agreed to take any action, or knows of any circumstances, that (without regard to any action taken or


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

agreed to be taken by the Company or any of its affiliates) would prevent the business combination to be effected by the Merger from constituting a transaction qualifying as a reorganization within the meaning of Section 368 of the Code.

         4.11. Registration Statement; Joint Proxy Statement/Prospectus. The information supplied by Parent and Merger Sub for inclusion in the Joint Proxy Statement/Prospectus shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Parent for inclusion in the Joint Proxy Statement/Prospectus shall not, on the date the Joint Proxy Statement/Prospectus is first mailed to the Company's shareholders and the Parent stockholders, at the time of the Company Shareholders Meeting and the Parent Stockholders Meeting and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which it is made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders Meeting or the Parent Stockholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event or information should be discovered by Parent or Merger Sub which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, Parent or Merger Sub will promptly inform the Company. Notwithstanding the foregoing, Parent and Merger Sub make no representation, warranty or covenant with respect to any information supplied by the Company which is contained in any of the foregoing documents.

                                   ARTICLE V
                            COVENANTS AND AGREEMENTS

         5.1. Conduct of Business of the Company Pending the Merger. Except as contemplated by this Agreement or as expressly agreed to in writing by Parent, during the period from the date of this Agreement to the earlier of (i) the termination of this Agreement or (ii) the Effective Time, each of the Company and its Subsidiaries will conduct their respective operations according to its ordinary course of business consistent with past practice, and will use commercially reasonable best efforts consistent with past practice and policies to preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it and will take no action which would adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement, or the timing thereof. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Effective Time, the Company will not nor will it permit any of its Subsidiaries to, without the prior written consent of Parent:

              (a) amend any of its Charter Documents or Governing Documents;

              (b) authorize for issuance, issue, sell, deliver, grant any options, warrants, stock appreciation rights, or stock issuance rights for, or otherwise agree or commit to issue, sell, deliver, pledge, dispose of or otherwise encumber any shares of any class of its capital stock or any securities convertible into shares of any class of its capital stock, except (i) pursuant to and in accordance with the terms of Company Options outstanding on the Company Measurement Date or granted pursuant to clause (iv) below, (ii) pursuant to the ESPP (to the extent shares of Company Common Stock have been paid for with payroll deductions), (iii) pursuant to and in accordance with the terms of Company Warrants outstanding on the Company Measurement Date, or (iv) the grant of Company Options consistent with past practices to new employees, which Company Options will represent the right to acquire no more than 20,000 shares of Company Common Stock per new employee; provided however, that the current form of agreement under the Company Stock Option Plans shall be amended to no longer include any provisions providing for acceleration of vesting upon a change of control, and any other form used by the Company shall be in a form reasonably acceptable to Parent;

              (c) subdivide, cancel, consolidate or reclassify any shares of its capital stock, issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of its capital stock or purchase, redeem or otherwise acquire any shares of its own capital stock or of any of its Subsidiaries, except as otherwise expressly provided in this Agreement;

              (d) (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings under existing lines of credit in the ordinary course of business consistent with past practice; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the material obligations of any other person (other than Subsidiaries of the Company); or (iii) make any material loans, advances or capital contributions to, or investments in, any other person (other than to Subsidiaries of the Company);

              (e) except as otherwise expressly contemplated by this Agreement,
(i) increase in any manner the compensation of (A) any employee who is not an officer of the Company or any Subsidiary (a "NonExecutive Employee"), except in the ordinary course of business consistent with past practice or (B) any of its directors or officers, except in the ordinary course of business, consistent with past practice, after consultation with Parent, (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required, or enter into, amend or agree to enter into or amend any agreement or arrangement with any such director or officer or employee, whether past or present, relating to any such pension, retirement allowance or other employee benefit, except as required to comply with law or under currently existing agreements, plans or arrangements or with respect to NonExecutive Employees, in the ordinary course of business consistent with past practice; (iii) grant any rights to receive any severance or termination pay to, or enter into or amend any employment or severance agreement with, any employee or any of its directors or officers, except as required by applicable law or with respect to severance or termination pay to NonExecutive Employees in the ordinary course of business, consistent with past practices; or (iv) except as may be required to comply with applicable law, become obligated (other than pursuant to any new or renewed collective bargaining agreement) under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, benefit arrangement, or similar plan or arrangement, which was not in existence on the date hereof, including any bonus, incentive, deferred compensation, share purchase, share option, share appreciation right, group insurance, severance pay, retirement or other benefit plan, agreement or arrangement, or employment or consulting agreement with or for the benefit of any person, or amend any of such plans or any of such agreements in existence on the date hereof; provided, however, that this clause
(iv) shall not prohibit the Company from renewing any such plan, agreement or arrangement already in existence on terms no more favorable to the parties to such plan, agreement or arrangement;

              (f) except as otherwise expressly contemplated by this Agreement, enter into, amend in any material respect or terminate any Company Material Contracts other than in the ordinary course of business consistent with past practice;

              (g) sell, lease, license, mortgage or dispose of any of its properties or assets, other than (i) transactions in the ordinary course of business consistent with past practice, (ii) sales of assets, for the fair market value thereof, which sales do not individually or in the aggregate exceed $500,000 or (iii) as may be required or contemplated by this Agreement;

              (h) except as otherwise contemplated by the Merger, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, other than the acquisition of assets that is in the ordinary course of business consistent with past practice and which are contemplated within the budget previously provided in writing by the Company to the Parent without the prior written consent of Parent, which consent will not be unreasonably withheld;

              (i) alter (through merger, liquidation, reorganization, restructuring or in any fashion) the corporate structure or ownership of the Company or any Subsidiary;

              (j) authorize or commit to make any material capital expenditures not within the budget previously provided in writing by the Company to Parent without the prior written consent of Parent, which consent shall not be unreasonably withheld;

              (k) make any change in the accounting methods or accounting practices followed by the Company, except as required by generally accepted accounting principles or applicable law;

              (l) make any election under any applicable Tax laws which would, individually or in the aggregate, have a Company Material Adverse Effect;

              (m) take any action that (without regard to any action taken or agreed to be taken by Parent or any of its Affiliates) would prevent Parent from accounting for the business combination to be effected by the Merger as a pooling-of-interests;

              (n) settle any action, suit, claim, investigation or proceeding (legal, administrative or arbitrative) requiring a payment by the Company or its Subsidiaries in excess of $200,000 without the consent of Parent, which consent shall not be unreasonably withheld or delayed;

              (o) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the most recent financial statements (or the notes thereto) of the Company included in the Company SEC Reports or incurred in the ordinary course of business consistent with past practice; or

              (p) agree or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; provided, however, that nothing contained herein shall limit the ability of Parent to exercise its rights under the Company Option Agreement.

         5.2. Preparation of Registration Statement; Joint Proxy Statement/Prospectus; Blue Sky Laws. As promptly as practicable and no later than 20 business days after the date hereof, Parent and the Company shall prepare, and Parent shall file with the SEC, the Registration Statement, in which the Joint Proxy Statement/Prospectus will be included as part thereof. Parent and the Company shall use all commercially reasonable best efforts to have such Registration Statement declared effective under the Securities Act as promptly as practicable after filing. The Joint Proxy Statement/Prospectus will, when prepared pursuant to this Section 5.2 and mailed to the Company's shareholders, comply in all material respects with the applicable requirements of the Exchange Act and the Securities Act. The Joint Proxy Statement/Prospectus shall be reviewed and approved by Parent and Parent's counsel prior to the mailing of such Joint Proxy Statement/Prospectus to the Company's shareholders. Parent shall also take any action required to be taken under any applicable provincial or state securities laws (including "Blue Sky" laws) in connection with the issuance of the Parent Common Stock in the Merger; provided, however, that neither Parent nor the Company shall be required to register or qualify as a foreign corporation or to take any action that would subject it to service of process in any jurisdiction where any such entity is not now so subject, except as to matters and transactions arising solely from the offer and sale of Parent Common Stock or the Parent Options.

         5.3. Company Shareholder and Parent Stockholder Meetings.

              (a) The Company shall, promptly after the date hereof, take all action necessary in accordance with the MBCA and its Articles of Incorporation and Bylaws to convene the Company Shareholders Meeting within 45 days of the Registration Statement being declared effective by the SEC, whether or not the Company Board determines at any time after the date hereof that the Merger is no longer advisable. The adoption of the Merger by the shareholders of the Company shall be recommended by the Company Board unless, in the good faith judgment of the Company Board, after consultation with outside counsel, taking such action would be inconsistent with its fiduciary obligations under applicable law. The Company Shareholders Meeting will be convened, held and conducted, and any proxies will be solicited, in compliance with the MCBA and applicable securities laws. The Company shall consult with Parent regarding the date of the Company Shareholders Meeting. Subject to Section 5.2 and Section 5.6 hereof, the Company shall use commercially reasonable best efforts to solicit from shareholders of the Company proxies in favor of the Merger and shall take all other commercially reasonable actions necessary or advisable to secure the vote or consent of shareholders required to effect the Merger.

              (b) Parent shall, promptly after the date hereof, take all action necessary in accordance with the DGCL and its Certificate of Incorporation and Bylaws to convene the Parent Stockholders Meeting within 45 days of the Registration Statement being declared effective by the SEC, whether or not the Parent Board determines at any time after the date hereof that the Merger is no longer advisable. The approval by the stockholders of the Parent of the transactions contemplated by this Agreement shall be recommended by the Parent Board unless, in the good faith judgment of the Parent Board, after consultation with outside counsel, taking such action would be inconsistent with its fiduciary obligations under applicable law. The Parent Stockholders Meeting will be convened, held and conducted, and any proxies will be solicited, in compliance with the DGCL and applicable securities laws. Parent shall consult with the Company regarding the date of the Parent

Stockholders Meeting. Subject to Section 5.2 and Section 5.6 hereof, Parent shall use commercially reasonable best efforts to solicit from stockholders of Parent proxies in favor of the Merger and shall take all other commercially reasonable actions necessary or advisable to secure the vote or consent of stockholders required to effect the Merger.

         5.4. Additional Agreements, Cooperation.

              (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, and to cooperate, subject to compliance with applicable law, with each other in connection with the foregoing, including using its commercially reasonable best efforts (i) to obtain all necessary waivers, consents and approvals from other parties to loan agreements, material leases and other material contracts, (ii) to obtain all necessary consents, approvals and authorizations as are required to be obtained under any United States federal or state, foreign law or regulations, (iii) to defend all lawsuits or other legal proceedings challenging this Agreement or the Company Option Agreement or the consummation of the transactions contemplated hereby or thereby, (iv) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, (v) to effect all necessary registrations and filings and submissions of information requested by Governmental Entities, and (vi) to fulfill all conditions to this Agreement.

              (b) Each of the parties hereto agrees, subject to compliance with applicable law, to furnish to each other party hereto such necessary information and reasonable assistance as such other party may request in connection with its preparation of necessary filings or submissions to any regulatory or governmental agency or authority, including, without limitation, any filing necessary under the provisions of the HSR Act, the Exchange Act, the Securities Act or any other United States federal or state, or foreign statute or regulation. Each party hereto shall promptly inform each other party of any material communication from the U.S. Federal Trade Commission or any other government or governmental authority regarding any of the transactions contemplated hereby.

         5.5. Publicity. Except as otherwise required by law or the rules of any applicable securities exchange or the Nasdaq National Market, so long as this Agreement is in effect, Parent and the Company will not, and will not permit any of their respective affiliates or representatives to, issue or cause the publication of any press release or make any other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed. Parent and the Company will cooperate with each other in the development and distribution of all press releases and other public announcements with respect to this Agreement and the transactions contemplated hereby, and will furnish the other with drafts of any such releases and announcements as far in advance as possible.

         5.6. No Solicitation.

              (a) Immediately upon execution of this Agreement, the Company shall (and shall cause its officers, directors, employees, investment bankers, attorneys and other agents or representatives to) cease all discussions, negotiations, responses to inquiries (except as set forth in the proviso to this sentence) and other communications relating to any potential business combination with all third parties who, prior to the date hereof, may have expressed or otherwise indicated any interest in pursuing an Acquisition Proposal (as hereinafter defined) with the Company;

provided that, this Section 5.6(a) shall not prohibit activities permitted by
Section 5.6(b) in response to an inquiry initiated after the date hereof.

              (b) Prior to termination of this Agreement pursuant to Article VII hereof, the Company and its Subsidiaries shall not, nor shall the Company authorize or permit any officers, directors or employees of, or any investment bankers, attorneys or other agents or representatives retained by or acting on behalf of, the Company or any of its Subsidiaries to, (i) initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal that constitutes an Acquisition Proposal, (ii) engage or participate in negotiations or discussions with, or furnish any information or data to, or take any other action to, facilitate any inquiries or making any proposal by, any third party relating to an Acquisition Proposal, (iii) enter into any agreement with respect to any Acquisition Proposal or approve an Acquisition Proposal, or
(iv) make or authorize any statement, recommendation or solicitation in support of any possible Acquisition Proposal. Notwithstanding anything to the contrary contained in this Section 5.6 or in any other provision of this Agreement, prior to the Company Shareholders Meeting, the Company Board may participate in discussions or negotiations with or furnish information to any third party making an unsolicited Acquisition Proposal (a "Potential Acquiror") or approve or recommend an unsolicited Acquisition Proposal if (A) a majority of the disinterested directors of the Company Board determines in good faith, after consultation with its independent financial advisor, that a Potential Acquiror has submitted to the Company a written Acquisition Proposal which sets forth a price or range of values to be paid by the Potential Acquiror and which, if consummated, would be more favorable to the Company's shareholders, from a financial point of view, than the Merger (a "Superior Proposal"), (B) the Company Board has determined in good faith, based on consultation with independent financial advisor, that such Potential Acquiror is financially capable of consummating such Superior Proposal, and (C) a majority of the disinterested directors of the Company Board determines in good faith, after receiving advice from reputable outside legal counsel experienced in such matters (and the parties hereto agree that the law firm of Dorsey & Whitney LLP is so experienced), that the failure to participate in such discussions or negotiations or to furnish such information or to approve or recommend such unsolicited Acquisition Proposal is inconsistent with the Company Board's fiduciary duties under applicable law. In the event that the Company shall receive any Acquisition Proposal, it shall promptly (and in no event later than 48 hours after receipt thereof) furnish to Parent the identity of the recipient of the Acquisition Proposal and of the Potential Acquiror, the terms of such Acquisition Proposal, copies of such Acquisition Proposal and all information requested by the Potential Acquiror, and shall further promptly inform Parent in writing as to the fact such information is to be provided after compliance with the terms of the preceding sentence. Notwithstanding the foregoing, the Company shall not provide any non-public information to any such Potential Acquiror unless (1) it has prior to the date thereof provided such information to Parent and Merger Sub, and (2) the Company provides such non-public information pursuant to a nondisclosure agreement with terms that are at least as restrictive as those pursuant to the Confidential Information and Non-Disclosure Agreement (the "Reciprocal Confidentiality Agreement"), dated March 6, 2000, between Parent and the Company. Nothing contained herein shall prevent the Company from complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal or making any disclosure to the Company's shareholders if, in the good faith judgment of the Company Board, after receiving advice from reputable outside legal counsel experienced in such matters (and the parties hereto agree that the law firm of Dorsey & Whitney LLP is so experienced), such disclosure is required by applicable law. Without limiting the foregoing, the Company understands and agrees that any violation of the restrictions set forth in this Section 5.6(b) by the Company or any of its Subsidiaries, or by any director or officer of the Company or any of its Subsidiaries or any financial advisor, attorney or other advisor or representative of the Company or any of its Subsidiaries, whether or not such person is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Section 5.6(b) sufficient to enable Parent to terminate this Agreement pursuant to
Section 7.1(d)(i) hereof.

              (c) In addition to the foregoing, the Company shall not enter into any agreement concerning an Acquisition Proposal for a period of not less than three business days after the Parent's receipt of a copy of the Acquisition Proposal.

              (d) For the purposes of this Agreement, "Acquisition Proposal" shall mean any proposal, whether in writing or otherwise, made by any person other than Parent and its Subsidiaries to acquire "beneficial ownership" (as defined under Rule 13(d) of the Exchange Act) of 20% or more of the assets of, or 20% or more of the outstanding capital stock of any of the Company or its Subsidiaries pursuant to a merger, consolidation, exchange of shares or other business combination, sale of shares of capital stock, sales of assets, tender offer or exchange offer or similar transaction involving the Company or its Subsidiaries.

         5.7. Access to Information. From the date of this Agreement until the Effective Time, and upon reasonable notice, the Company will give Parent and its authorized representatives (including counsel, other consultants, accountants and auditors) reasonable access during normal business hours to all facilities, personnel and operations and to all books and records of it and its Subsidiaries, will permit Parent to make such inspections as it may reasonably require, will cause its officers and those of its Subsidiaries to furnish Parent with such financial and operating data and other information with respect to its business and properties as Parent may from time to time reasonably request and confer with Parent to keep it reasonably informed with respect to operational and other business matters relating to the Company and its Subsidiaries and the status of satisfaction of conditions to the Closing, other than information that may not be disclosed under applicable law or in violation of an agreement or if such disclosure would result in a waiver of the attorney-client privilege; provided, however, that in any such event the parties shall cooperate in good faith to obtain waivers of such prohibitions or implement alternative methods of disclosure of material information. All information obtained by Parent pursuant to this Section 5.7 shall be kept confidential in accordance with the Reciprocal Confidentiality Agreement.

         5.8. Notification of Certain Matters. The Company or Parent, as the case may be, shall promptly notify the other of (a) its obtaining of Knowledge as to the matters set forth in clauses (i), (ii) and (iii) below, or (b) the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be likely to cause (i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, (ii) any material failure of the Company or Parent, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (iii) the institution of any claim, suit, action or proceeding arising out of or related to the Merger or the transactions contemplated hereby; provided, however, that no such notification shall affect the representations or warranties of the parties or the conditions to the obligations of the parties hereunder.

         5.9. Resignation of Officers and Directors. At or prior to the Effective Time, the Company shall deliver to Parent the resignations of such officers and directors of the Company and shall use its commercially reasonable best efforts to deliver to Parent the resignations of such officers and directors of its Subsidiaries (in each case, in their capacities as officers and directors, but not as employees if any of such persons are employees of the Company or any Subsidiary) as Parent shall specify, which resignations shall be effective at the Effective Time.

         5.10. Indemnification.

              (a) As of the Effective Time and for a period of six years following the Effective Time, Parent will indemnify and hold harmless from and against all claims, damages, losses, obligations or liabilities ("Losses") any persons who were directors or officers of the Company or any Subsidiary prior to the Effective Time (the "Indemnified Persons") to the fullest extent such person could have been indemnified for such Losses under applicable law, under the Governing Documents of the Company or any Subsidiary or under the indemnification agreements listed on Schedule 5.10 in effect immediately prior to the date hereof, with respect to any act or failure to act by any such Indemnified Person at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement).

              (b) Any determination required to be made with respect to whether an Indemnified Person's conduct complies with the standards set forth under the MBCA or other applicable law shall be made by independent counsel selected by Parent and reasonably acceptable to the Indemnified Persons. Parent shall pay such counsel's fees and expenses so long as the Indemnified Persons do not challenge any such determination by such independent counsel).

              (c) In the event that Parent or any of its successors or assigns
(i) consolidates with, merges or otherwise enters a business combination into or with any other person, and Parent or such successor or assign is not the continuing or surviving corporation or entity of such consolidation, merger or business combination, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each case, proper provision shall be made so that such person or the continuing or surviving corporation assumes the obligations set forth in this Section 5.10 and none of the actions described in clauses (i) and (ii) above shall be consummated until such provision is made.

              (d) Parent shall maintain in effect for not less than six years from the Effective Time the current policies of directors' and officers' liability insurance maintained by the Company (provided that Parent may substitute therefor policies of at least comparable coverage containing terms and conditions which are no less advantageous to the Indemnified Parties in all material respects so long as no lapse in coverage occurs as a result of such substitution) with respect to all matters (including, without limitation, extended reporting endorsements (tail coverage) on fiduciary liability with respect to all senior officers and directors of the Company), including the transactions contemplated hereby, occurring prior to, and including the Effective Time; provided that, in the event that any claim for any losses is asserted or made within such six-year period, such insurance shall be continued in respect of any such Claim until final disposition of any and all such Claims; and provided, further, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 150% of the premiums paid as of the date hereof by the Company or any Subsidiary for such insurance. In such case, Parent shall purchase as much coverage as possible for 150% of the premiums paid as of the date hereof for such insurance, which coverage shall be at least as favorable in all material respects as that provided by Parent to its directors.

              (e) In the event any claim, action, suit, proceeding or investigation (a "Claim") for which indemnification is provided under this
Section 5.10 is brought against an Indemnified

Person (whether arising before or after the Effective Time) after the Effective Time Parent shall, consistent with the terms of any directors' and officers' liability insurance policy defend such Indemnified Person from such claim with counsel reasonably acceptable to such Indemnified Person; provided, however, that in the event Parent fails to provide a defense to such Claim or it would be inappropriate due to conflicts of interests that counsel for Parent also represent such Indemnified Person, (i) such Indemnified Person may retain separate counsel reasonably acceptable to Parent, (ii) the indemnifying party shall pay all reasonable fees and expenses of such counsel for such Indemnified Person as statements therefor are received, and (iii) the indemnifying party will use all commercially reasonable best efforts to assist in the defense of any such matter, provided that the indemnifying party shall not be liable for any settlement of any Claim without its written consent, which consent shall not be unreasonably withheld, and provided further, however, that not more than one such separate counsel may be retained for all Indemnified Persons at the expense of the indemnifying party (unless, and to the extent that, the joint representation of all Indemnified Persons poses an actual conflict of interest). Any Indemnified Person desiring to claim indemnification under this Section 5.10, upon learning of any Claim, shall notify the indemnifying party (but the failure to so notify shall not relieve the indemnifying party from any liability which it may have under this Section 5.10 except to the extent such failure materially prejudices such indemnifying party).

              (f) This Section 5.10 is intended to benefit the Indemnified Persons, shall be enforceable by each Indemnified Person and his or her heirs and representatives.

         5.11. Shareholder Litigation. The Company shall give Parent the reasonable opportunity to participate in the defense of any shareholder litigation against or in the name of the Company and/or its respective directors relating to the transactions contemplated by this Agreement.

         5.12. Employee Benefit Plans.

              (a) 401(k) Plan. Company shall take the following steps with respect to the Ancor Communications, Incorporated Salary Savings Plan (401(k)
Plan): at least three days prior to the Effective Time, the Company shall terminate the 401(k) Plan pursuant to written resolutions, the form and substance of which shall be satisfactory to Parent. Individuals employed by the Company at the Effective Time ("Company Employees") shall be allowed to participate in Parent's 401(k) plan effective as of the first payroll following the Effective Time; and all service with the Company shall be considered service with Parent for purposes of determining eligibility, vesting, and benefit accrual (i.e., any matching contributions) under Parent's 401(k) plan. As soon as administratively feasible after assets are distributed from the 401(k) Plan, Company Employees shall be offered an opportunity to roll their 401(k) Plan account balances into Parent's 401(k) Plan.

              (b) Welfare Plans. Company Employees shall be eligible to participate in Parent's disability plans, group life insurance plan, medical plan, dental plan, and Section 125 cafeteria plan as soon as administratively feasible after the Effective Time but in no event later than January 1, 2001. Prior to such time, Company Employees shall remain eligible for Company's welfare plans, as applicable, and such plans will not be amended or changed in any material respect by Parent or Company. Parent shall include service and prior earnings with the Company for purposes of determining eligibility, participation, and benefit accrual under its short term disability plan, group life insurance plan medical plan, dental plan, and Section 125 cafeteria plan. Parent shall include such service for purposes of determining benefit eligibility or participation in Parent's disability plans; however, such participation shall be subject to any applicable preexisting condition exclusions.

              (c) Vacation and PTO. Company Employees shall be eligible to participate in Parent's vacation or PTO policy, as applicable, as soon as administratively feasible after the Effective Time but in no event later than January 1, 2001. Prior to such date Company Employees shall remain eligible for Company's vacation pay or sick pay policies, as applicable, and such plans or policies will not be amended or changed in any material respect by Parent or Company. Parent shall include service with the Company for purposes of determining eligibility, participation, and calculation of vacation pay, sick pay, or paid time off (PTO) under Parent's vacation or PTO policy, as applicable. Subject to the terms of the Company plans or policies, each Company Employee will be entitled to carry over all vacation days and sick leave accrued but unused as of the Effective Time.

              (d) Executive Incentive Program. The Company's Executive Incentive Program shall be kept in place until December 31, 2000, after which time Company Employees may be eligible to participate in any incentive program established by Parent from time to time.

         5.13. Determination of Optionholders and Warrantholders. At least ten business days before the Effective Time, the Company shall provide Parent with a true and complete list, as of such date, of (a) the holders of Company Options and Company Warrants, (b) the number of shares of Company Common Stock subject to Company Options and Company Warrants held by each such optionholder and warrantholder and (c) the address of each such optionholder and warrantholder as set forth in the books and records of the Company or any Subsidiary, following upon which there shall be no additional grants of Company Options without Parent's prior consent. From the date such list is provided to Parent until the Effective Time, the Company shall provide a daily option activity report to Parent containing such information as Parent shall reasonably request.

         5.14. Preparation of Tax Returns. The Company shall file (or cause to be filed) at its own expense, on or prior to the due date thereof, all Returns required to be filed on or before the Closing Date. The Company shall provide Parent with a copy of appropriate workpapers, schedules, drafts and final copies of each foreign and domestic, federal, provincial and state income Tax return or election of the Company (including returns of all Employee Benefit Plans) at least ten days before filing such return or election and shall consult with Parent with respect thereto prior to such filing.

         5.15. Pooling Affiliates.

              (a) Promptly following the date of this Agreement, the Company shall deliver to Parent a list of names and addresses of those persons who are affiliates within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act or otherwise applicable SEC accounting releases with respect to the Company (the "Company Pooling Affiliates"). The Company shall provide Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list. The Company shall deliver to Parent, on or prior to the Closing, an affiliate letter in the form attached hereto as Exhibit D, executed by each of the Company Pooling Affiliates identified in the foregoing list. Parent shall be entitled to place legends as specified in such affiliate letters on the certificates evidencing any of the Parent Common Stock to be received by such Company Pooling Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock, consistent with the terms of such letters.

              (b) Parent shall procure, on or prior to the Effective Time, an affiliate letter in the form attached hereto as Exhibit E, executed by appropriate affiliates of Parent.

              (c) For so long as resales of shares of Parent Common Stock issued pursuant to the Merger are subject to the resale restrictions set forth in Rule 145 under the Securities Act, Parent will use good faith efforts to comply with Rule 144(c)(1) under the Securities Act.

         5.16. Pooling Actions. Between the date of this Agreement and the Effective Time, the parties will each take all actions necessary for Parent to account for the business combination to be effected by the Merger as a pooling of interests.

         5.17. Tax-Free Reorganization. Parent and the Company shall each use all commercially reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. Neither Parent nor the Company shall take or fail to take, or cause any third party to take or fail to take, any action that would cause the Merger to fail to qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

         5.18. SEC Filings; Compliance. The Company and Parent shall each cause the forms, reports, schedules, statements and other documents required to be filed with the SEC by the Company and Parent, respectively, between the date of this Agreement and the Effective Time (with respect to either the Company or Parent, the "New SEC Reports") to be prepared in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and such New SEC Reports will not at the time they are filed contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         5.19. Listing of Additional Shares. Prior to the Effective Time, Parent shall file with the Nasdaq National Market a Notification Form for Listing of Additional Shares with respect to the shares of Parent Common Stock to be issued in the Merger.

         5.20. Rights Agreement. Prior to the Effective Time, the Company Board shall not take any action in contravention of the actions required by Section
3.25 of this Agreement.

                                   ARTICLE VI
                              CONDITIONS TO CLOSING

         6.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Effective Date of the following conditions:

              (a) Company Shareholder and Parent Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of (i) the shareholders of the Company under the MBCA and the Company's Charter Document and Governing Documents and (ii) the stockholders of Parent under the DGCL and the Parent's Charter Document and Governing Document.

              (b) Governmental Action; No Injunction or Restraints. No action or proceeding shall be instituted by any Governmental Entity seeking to prevent consummation of the Merger, asserting the illegality of the Merger or this Agreement or seeking damages (in an amount or to the extent that, if they were incurred or paid by the Company, would constitute a Company Material Adverse Effect) directly arising out of the transactions contemplated hereby which continues to be outstanding. No judgment, order, decree, statute, law, ordinance, rule or regulation entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition shall be in effect (i) imposing or seeking to impose sanctions, damages or liabilities (in an amount or to the extent that, if they were incurred or paid by the Company, would constitute a Company Material Adverse Effect) directly arising out of the Merger on the Company or any of its officers or directors; or (ii) preventing the consummation of the Merger.

              (c) Governmental Consents. All necessary authorizations, consents, orders or approvals of, or declarations or filings with, or expiration or waiver of waiting periods imposed by, any Governmental Entity of any applicable jurisdiction required for the consummation of the transactions contemplated by this Agreement shall have been filed, expired or obtained, as to which the failure to obtain, make or occur would have the effect of making the Merger or this Agreement or any of the transactions contemplated hereby illegal or which, individually or in the aggregate, would have a Parent Material Adverse Effect (assuming the Merger had taken place), including, but not limited to: the expiration or termination of the applicable waiting period, or any extensions thereof, pursuant to the HSR Act.

         6.2. Conditions to Obligations of Parent. The obligation of Parent to effect the Merger is further subject to satisfaction or waiver of the following conditions:

              (a) Representations and Warranties. The representations and warranties of the Company set forth herein shall be true and correct both when made and at and as of the Effective Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to materiality or material adverse effect set forth therein) does not have, and would not, individually or in the aggregate, reasonably be expected to have, a Company Material Adverse Effect.

              (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Date.

              (c) No Injunctions or Restraints. No final judgment, order, decree, statute, law, ordinance, rule or regulation entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition shall be in effect (i) imposing material limitations on the ability of Parent to acquire or hold or to exercise full rights of ownership of any securities of the Company;
(ii) imposing material limitations on the ability of Parent or its Affiliates to combine and operate the business and assets of the Company; (iii) imposing other material sanctions, damages, or liabilities directly arising out of the Merger on Parent or any of its officers or directors; or (iv) requiring divestiture by Parent of any significant portion of the business, assets or property of the Company or of Parent.

              (d) Delivery of Closing Documents. At or prior to the Effective Time, the Company shall have delivered to Parent all of the following:

                  (i) a certificate of the President and the Chief Financial Officer of the Company, dated as of the Effective Date, stating that the conditions precedent set forth in Sections 6.2(a), (b) and (c) hereof have been satisfied; and

                  (ii) a copy of (A) the Articles of Incorporation of the Company, dated as of a recent date, certified by the Secretary of State of the State of Minnesota, (B) the Bylaws of the Company and (C) the resolutions of the Company Board and shareholders authorizing the Merger and the other transactions contemplated by this Agreement, certified by the Secretary of the Company.

              (e) Pooling Letters. The Company shall have received a letter from KPMG LLP addressed to the Company and dated as of the Effective Date, stating that based on KPMG LLP's familiarity with the Company that the Company will qualify as a party to a pooling of interests transaction under Opinion 16, and Parent shall have received a letter of KPMG LLP, addressed to the Parent and dated as of the Effective Date, stating that, in reliance on the letter described in this paragraph (f) and based on its familiarity with Parent, the Merger will qualify as a pooling-of-interests transaction under Opinion 16, unless the failure to so qualify is solely as a result of any action taken by Parent or Merger Sub on or after the date hereof and prior to the Effective Date.

              (f) Company Affiliate Letters. Parent shall have received all of the letters described in Section 5.15(a) hereof executed by each of the Company Pooling Affiliates.

              (g) Dissenting Shares. The aggregate amount of Dissenting Shares (as defined in Section 2.1(g) hereof) shall not exceed five percent of the total number of shares of Company Common Stock, on a fully diluted, as-converted basis (i.e., assuming issuance of all shares of Common Stock issuable upon the exercise or conversion of all securities outstanding immediately prior to the Effective Time which are convertible into or exercisable for shares of Company Common Stock, whether or not vested), issued and outstanding immediately prior to the Effective Time.

         6.3. Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to satisfaction or waiver of the following conditions:

              (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth herein shall be true and correct both when made and at and as of the Effective Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to materiality or material adverse effect set forth therein) does not have, and would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

              (b) Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Date.

              (c) Delivery of Closing Documents. At or prior to the Effective Time, the Parent shall have delivered to the Company a certificate of the President and the Chief Financial Officer of Parent, dated as of the Effective Date, stating that the conditions precedent set forth in Sections 6.3(a) and (b) hereof have been satisfied.

              (d) Tax Opinion. The Company shall have received an opinion from Dorsey & Whitney LLP, counsel to the Company, dated as of the Effective Time, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that accordingly:

                  (i) No gain or loss will be recognized by the Company as a result of the Merger;

                  (ii) No gain or loss will be recognized by the shareholders of the Company who exchange Company Common Stock for Parent Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional shares);

                  (iii) The tax basis of the Parent Common Stock received by the stockholders who exchange all of their Company Common Stock in the Merger will be the same as the tax basis of the Company Stock surrendered in exchange therefor; and

                  (iv) The holding period of the Parent Common Stock received by a shareholder of the Company pursuant to the Merger will include the period during which the Company Common Stock surrendered therefor was held, provided the Company Common Stock is a capital asset in the hands of the shareholder of the Company at the time of the Merger.

         In rendering such opinion, such counsel may require and rely upon representations and covenants including those contained in certificates of officers of Parent, the Company and others. The foregoing notwithstanding, if Dorsey & Whitney LLP does not render such opinion, this condition shall nonetheless be deemed satisfied if Stradling Yocca Carlson & Rauth renders such opinion to the Company (it being agreed that Parent and the Company shall each provide reasonable cooperation, including making reasonable representations, to Dorsey & Whitney LLP or Stradling Yocca Carlson & Rauth, as the case may be, to enable them to render such opinion).

                                  ARTICLE VII
                                   TERMINATION

         7.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by the Company's shareholders or the Parent's stockholders:

              (a) by mutual written consent of the Company and Parent (on behalf of Parent and Merger Sub);

              (b) by either the Company or Parent (on behalf of Parent and Merger Sub):

                  (i) if the Merger shall not have been completed by November 30, 2000; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time;

                  (ii) if shareholder approval shall not have been obtained at the Company Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement pursuant to this

         Section 7.1(b)(ii) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure to obtain shareholder approval.

                  (iii) if stockholder approval shall not have been obtained at the Parent Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(iii) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure to obtain stockholder approval.

                  (iv) if any restraint having any of the effects set forth in
         Section 6.1(b) or Section 6.2(c) hereof shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(iv) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in such restraint to continue in effect; or

                  (v) if the Company enters into a merger, acquisition or other agreement (including an agreement in principle) or understanding to effect a Superior Proposal or the Company Board or a committee thereof resolves to do so; provided, however, that the Company may not terminate this Agreement pursuant to this Section 7.1(b)(v) unless (a) the Company has delivered to Parent and Merger Sub a written notice of the Company's intent to enter into such an agreement to effect such Acquisition Proposal, which notice shall include, without limitation, the material terms and conditions of the Acquisition Proposal and the identity of the Person making the Acquisition Proposal, (b) three business days have elapsed following delivery to Parent and Merger Sub of such written notice by the Company and (c) during such three-business-day period, the Company has cooperated with Parent and Merger Sub to allow Parent and Merger Sub within such three-business-day period to propose amendments to the terms of this Agreement to be at least as favorable as the Superior Proposal; provided, further, that the Company may not terminate this Agreement pursuant to this Section 7.1(b)(v) unless, at the end of such three-business-day-period, the Company Board continues reasonably to believe that the Acquisition Proposal constitutes a Superior Proposal;

              (c) by the Company

                  (i) if Parent or Merger Sub shall have breached any of its representations and warranties contained in Article IV hereof which breach has had or is reasonably likely to have a Parent Material Adverse Effect or Parent or Merger Sub shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, in each case, which breach or failure to perform has not been cured by Parent or Merger Sub within thirty days following receipt of notice thereof from the Company;

                  (ii) if (a) the Parent Board or any committee thereof shall have withdrawn or modified in a manner adverse to the Company its approval or recommendation of this Agreement, or (b) the Parent Board or any committee thereof shall have resolved to take any of the foregoing actions; or

              (d) by Parent (on behalf of Parent and Merger Sub):

                  (i) if the Company shall have breached any of its representations and warranties contained in Article III hereof which breach has had or is reasonably likely to have a Company Material Adverse Effect or the Company shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, in each case (other than a breach of Section 5.6(b) hereof, as to which no materiality requirement and no cure period shall apply), which breach or failure to perform has not been cured by the Company within thirty days following receipt of notice thereof from Parent; or

                  (ii) if (a) the Company Board or any committee thereof shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of the Merger or this Agreement, or approved or recommended an Acquisition Proposal, or (b) the Company Board or any committee thereof shall have resolved to take any of the foregoing actions.

         7.2. Effect of Termination. The termination of this Agreement pursuant to the terms of Section 7.1 hereof shall become effective upon delivery to the other party of written notice thereof. In the event of the termination of this Agreement pursuant to the foregoing provisions of this Article VII, there shall be no obligation or liability on the part of any party hereto (except as provided in Section 7.3 hereof) or its shareholders or directors or officers in respect thereof, except for agreements which survive the termination of this Agreement, except for liability that Parent or Merger Sub or the Company might have to the other party or parties arising from a breach of this Agreement due to termination of this Agreement in accordance with Sections 7.1(c)(i) or 7.1(d)(i) or due to the fraudulent or willful misconduct of such party, and except that the termination of the Company Option Agreement shall be governed by its terms.

         7.3. Fees and Expenses.

              (a) Except as provided in this Section 7.3, whether or not the Merger is consummated, the Company, on the one hand, and Parent and Merger Sub, on the other, shall bear their respective expenses incurred in connection with the Merger, including, without limitation, the preparation, execution and performance of this Agreement and the transactions contemplated hereby, and all fees and expenses of investment bankers, finders, brokers, agents, representatives, counsel and accountants, except that the registration and filing fees incurred in connection with the filing under the HSR Act and the Registration Statement and Joint Proxy Statement/Prospectus shall be shared equally by the Company and Parent.

              (b) Notwithstanding any provision in this Agreement to the contrary, if this Agreement is terminated as a result of a breach of this Agreement in accordance with Sections 7.1(c)(i) or 7.1(d)(i), then the nonbreaching party shall be entitled to receive from the breaching party damages resulting from such breach, including without limitation, all out-of-pocket fees and expenses incurred or paid by or on behalf of the nonbreaching party or any Affiliate of the nonbreaching party in connection with this Agreement, the Merger and transactions contemplated herein, including all fees and expenses of counsel, investment banking firm, accountants and consultants; provided, however, that no payments for damages shall be payable to any party pursuant to this Section 7.3(b) if a Termination Fee is paid to such party pursuant to
Section 7.3(c) or 7.3(d) below.

              (c) Notwithstanding any other provision in this Agreement to the contrary, if (x) this Agreement is terminated by the Company or Parent at a time when Parent or the Company is entitled to terminate this Agreement pursuant to
Section 7.1(b)(ii) (except if, immediately prior to the Company Shareholder Meeting, an event or condition exists that would result in a Parent Material Adverse Effect or 7.1(d)(i) and, concurrently with or within twelve months after such a termination, the Company shall enter into an agreement, or binding arrangement or understanding with respect to an Acquisition Proposal (which shall include, for this purpose, the commencement by a third party of a tender offer or exchange offer or similar transaction directly with the Company's shareholders) with a third party (collectively, a "Third Party Deal") or (y) this Agreement is terminated pursuant to Section 7.1(b)(v), or 7.1(d)(ii) (except, in the case of 7.1(d)(ii) only, if the Company Board's withdrawal or modification of its approval or recommendation of this Agreement or the Merger occurs after the occurrence of a Parent Material Adverse Effect), then, in each case, the Company shall (in lieu of any obligation under this Agreement and as liquidated damages and not as a penalty or forfeiture) pay to Parent U.S. 55,000,000 (the "Parent Termination Fee") in cash. Such payment shall be made promptly, but in no event later than the second business day following: (i) in the case of clause (x) relating to a termination pursuant to Section 7.1(d)(i) as a result of a breach of Section 5.6, the later to occur of such termination and the entry of such Third Party Deal; (ii) in the case of clause (x) other than as set forth in the immediately preceding clause (i), the later to occur of such termination and the consummation of such Third Party Deal; and (iii) in the case of clause (y) such termination.

              (d) Notwithstanding any other provision in this Agreement to the contrary, if (x) this Agreement is terminated by the Company or Parent at a time when Parent or the Company is entitled to terminate this Agreement pursuant to
Section 7.1(b)(iii) (except if immediately prior to the Parent Stockholder Meeting, an event or condition exists that would result in a Company Material Adverse Effect), or (y) this Agreement is terminated by the Company pursuant to
Section 7.1(c)(ii) (except if the Parent Board's withdrawal or modification of its approval or recommendation of this Agreement occurs after a Company Material Adverse Effect), then, in each case Parent shall (in lieu of any obligation under this Agreement and as liquidated damages and not as a penalty or forfeiture) pay to the Company $55,000,000 (the "Company Termination Fee") in cash, such payment to be made promptly, but in no event later than the second business day following such termination.

              (e) The parties acknowledge that the agreements contained in Sections 7.3(b), (c) and (d) hereof are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub on the one hand, and the Company on the other, would not enter into this Agreement. Accordingly, if the Company fails promptly to pay the amounts due pursuant to Sections 7.3(b) and/or (c) hereof, or if Parent fails promptly to pay the amounts due pursuant to Section 7.3(b) and/or (d) hereof, (i) the party failing to so pay shall pay interest on such amounts at the prime rate announced by Silicon Valley Bank, Irvine, California, in effect on the date the Termination Fee (or fees and expenses) were required to be paid, and (ii) if, in order to obtain such payment, a party commences a suit or takes other action which results in a judgment or other binding determination against the nonpaying party for the fees and expenses in Sections 7.3(b), 7.3(c) or 7.3(d) hereof, the nonpaying party shall also pay to the party entitled to receive payment its costs and expenses (including reasonable attorneys' fees) in connection with such suit, together with interest payable under the preceding clause (i).

                                  ARTICLE VIII
                                  MISCELLANEOUS

         8.1. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

         8.2. Waiver. At any time prior to the Effective Date, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of any other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements of any other party or with any conditions to its own obligations contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing duly authorized by and signed on behalf of such party.

         8.3. Attorneys' Fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court (including, without limitation, costs, expenses and fees on any appeal).

         8.4. Notices.

              (a) Any notice or communication to any party hereto shall be duly given if in writing and delivered in person or mailed by first class mail and airmail, if overseas (registered or return receipt requested), facsimile (with receipt electronically acknowledged) or overnight air courier guaranteeing next day delivery, to such other party's address.

                  If to Parent:

                  QLogic Corporation
                  26600 Laguna Hills Drive
                  Aliso Viejo, CA 92656
                  Telephone No.: (949) 389-6000
                  Facsimile No.: (949) 389-6488
                  Attention:  H.K. Desai

                  with a copy to:

                  Stradling Yocca Carlson & Rauth
                  660 Newport Center Drive, Suite 1600
                  Newport Beach, CA 92660
                  Telephone No.: (949) 725-4000
                  Facsimile No.: (949) 725-4100
                  Attention: Nick E. Yocca, Esq.

                  If to the Company:

                  Ancor Communications, Incorporated
                  6321 Bury Drive, Suite 13
                  Eden Prairie, Minnesota  55346-1739
                  Telephone No.: (952) 932-4000
                  Facsimile No.: (952) 932-4037
                  Attention: Ken Hendrickson

                  with copies to:

                  Dorsey & Whitney LLP
                  220 South Sixth Street
                  Minneapolis, Minnesota 55402
                  Telephone No.: (612) 340-2600
                  Facsimile No.: (612) 340-8738
                  Attention:  William B. Payne

              (b) All notices and communications will be deemed to have been duly given: at the time delivered by hand, if personally delivered; three business days after being deposited in the mail, if mailed; when sent, if sent by facsimile; and one business day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

         8.5. Counterparts. This Agreement may be executed via facsimile in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         8.6. Interpretation; Construction. The language used in this Agreement and the other agreements contemplated hereby shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. The headings of articles and sections herein are for convenience of reference, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof. As used in this Agreement, "Person" means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization or other entity; "Knowledge" means the actual knowledge of a director or any executive officer of the applicable party or any of its Subsidiaries, as such knowledge has been obtained or would have been obtained after reasonable inquiry by such person in the normal conduct of the business; and all amounts shall be deemed to be stated in U.S. dollars, unless specifically referenced otherwise.

         8.7. Amendment. This Agreement may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by the shareholders of the Company or the stockholders of Parent; provided, however, that after any such approval, there shall not be made any amendment that by law requires further approval by the shareholders of the Company or the stockholders of Parent without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

         8.8. No Third Party Beneficiaries. Except for the provisions of Section
5.10 hereof (which is intended to be for the benefit of the persons referred to therein, and may be enforced by such persons) nothing in this Agreement shall confer any rights upon any person or entity which is not a party or permitted assignee of a party to this Agreement.

         8.9. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware. Each party hereby irrevocably waives the right to any jury trial in connection with any action or proceeding brought or maintained in connection with this Agreement.

         8.10. Entire Agreement. This Agreement (together with the Exhibits and the Company Disclosure Letter, and the other documents delivered pursuant hereto or contemplated hereby) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, in each case other than the Company Option Agreement and the Reciprocal Confidentiality Agreement.

         8.11. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers all as of the day and year first above written.

                               QLOGIC CORPORATION


                               By: /s/ H.K. Desai
                                   ---------------------------------------------
                                   H.K. Desai, President and
                                   Chief Executive Officer


                               AMINO ACQUISITION CORP.


                               By: /s/ H.K. Desai
                                   ---------------------------------------------
                                   H.K. Desai, President


                               ANCOR COMMUNICATIONS, INCORPORATED


                               By: /s/ Ken Hendrickson
                                   ---------------------------------------------
                                   Ken Hendrickson, Chief Executive Officer